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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Susquehanna Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 26, 2010

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 7, 2010. At the meeting, you will be asked to elect eight (8) nominees to the Board of Directors for the ensuing year, and to approve, in an advisory vote, Susquehanna’s executive compensation. You will also be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2010. In addition, we will report on Susquehanna’s 2009 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and Susquehanna’s 2009 Annual Report.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your Shares are held in the name of a bank, broker or other holder of record, you will need proof of Share ownership to attend the meeting. A recent bank or brokerage account statement is an example of proof of ownership.

All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

Your vote is very important. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone helps save us money by reducing postage and proxy tabulation costs.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter
Chairman of the Board
and Chief Executive Officer

March 26, 2010

NOTICE OF ANNUAL MEETING

On Friday, May 7, 2010, Susquehanna Bancshares, Inc. will hold its 2010 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

At the meeting we will:

1.	Elect to the Board of Directors the eight (8) nominees set forth in the enclosed Proxy Statement for a one year term;

2.	Approve, in an advisory vote, Susquehanna’s executive compensation;

3.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2010; and

4.	Attend to other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of all of the director nominees presented in this Proxy Statement, in favor of approving, in an advisory vote, Susquehanna’s executive compensation, and in favor of ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

Only shareholders of record of Susquehanna common stock at the close of business on Wednesday, March 10, 2010 may vote at the Annual Meeting. In the event the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and, if necessary, those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the meeting we will also report on Susquehanna’s 2009 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2009 Annual Report is also enclosed. The approximate date of mailing the enclosed Proxy Statement and proxy card is March 26, 2010.

By Order of the Board of Directors,

Lisa M. Cavage
Secretary

Lititz, Pennsylvania

March 26, 2010

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders that we are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, the proxy card, the 2009 Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://materials.proxyvote.com/869099.

This Proxy Statement and our 2009 Annual Report also are available in the Investor Relations section of our website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. The information on our website is not part of our Proxy Statement. References to our website in this Proxy Statement are intended to serve as inactive textual references only.

PROXY STATEMENT

March 26, 2010

On Friday, May 7, 2010, Susquehanna Bancshares, Inc. will hold its 2010 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Instructions on how to obtain directions to the Hershey Lodge and Convention Center are printed on the proxy card included with this Proxy Statement.

This Proxy Statement, which contains information and a proxy card relating to the Annual Meeting, was prepared under the direction of the Board of Directors (the “Board”) to solicit your proxy for use at the Annual Meeting (or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law) and will be mailed to our shareholders on or about March 26, 2010.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Shareholders of record of our common stock at the close of business on Wednesday, March 10, 2010 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 10, 2010, 86,474,350 shares of our common stock, par value $2.00 per share (the “Shares”), were issued and outstanding and entitled to vote at the Annual Meeting.

How may I gain entry to the Annual Meeting?

An admission ticket, which is required for entry into the Annual Meeting, is attached to the proxy card included with this Proxy Statement. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

If your Shares are held in the name of a bank, broker or other holder of record, you will need proof of Share ownership to attend the Annual Meeting. A recent bank or brokerage account statement is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

What am I voting on?

At the meeting, you will be asked to:

•	elect to the Board of Directors the eight (8) nominees set forth in this Proxy Statement;

•	approve, in an advisory vote, Susquehanna’s executive compensation;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2010; and

•	attend to any other business properly presented at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends a vote FOR the election of each of the nominees to serve as a Director, FOR the approval, in an advisory vote, of Susquehanna’s executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

If I do not attend the Annual Meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your Shares as if you had returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related first-class postage expenses. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you.

What is a Proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Samuel G. Reel, Jr. and Thomas R. Diehl, or either of them with full power of substitution, have been designated as proxies for our 2010 Annual Meeting of Shareholders.

All Shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections, sign and return your proxy card using the postage-paid envelope provided with this Proxy Statement. The proxies will vote your Shares according to your directions. If you sign and return your proxy card without specifying choices, your Shares will be voted as recommended by the Board.

You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

•

If your Shares are held in the name of a broker, bank or other nominee, you may vote your Shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

•

If your Shares are registered in your name, you may vote your Shares over the Internet by directing your Internet browser to https://www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card to vote when using this web page.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for our shareholders of record will close at 11:59 p.m. Eastern time on May 6, 2010. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

•

If your Shares are held in the name of a broker, bank or other nominee, you may vote your Shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you receive from such broker, bank or other nominee.

•

If your Shares are registered in your name, you may vote your Shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call.

Telephone voting facilities for our shareholders of record will close at 11:59 p.m. Eastern time on May 6, 2010. You may also choose to vote by using the Internet or by using your proxy card.

How many votes may I cast?

In connection with the election of the directors, you are entitled to cast one vote for each Share held by you for each candidate nominated, but you may not cumulate your votes in favor of a particular candidate. Votes may be cast in favor of or withheld with respect to each candidate nominated.

In connection with the proposal to approve, in an advisory vote, Susquehanna’s executive compensation, you are entitled to cast one vote for each Share that you hold. Votes may be cast in favor of or against the proposal. Or, you may abstain from voting on the proposal by selecting the appropriate box.

In connection with the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, you are entitled to cast one vote for each Share that you hold. Votes may be cast in favor of or against the proposal. Or, you may abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting, or, in other words, the nominees receiving the highest number of votes are elected. Votes that are withheld will be excluded entirely from the vote tally and will have no effect other than for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting is required to approve, in an advisory vote, Susquehanna’s executive compensation. Abstentions may be specified on the proposal to approve Susquehanna’s executive compensation as described in this Proxy Statement.

The affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ended December 31, 2010. Abstentions may be specified with regard to the ratification of the independent registered public accountants.

What is a quorum?

A quorum of the holders of the outstanding Shares must be present for the Annual Meeting to be held. A “quorum” is the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be acted on at the Annual Meeting.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those shareholders who attend or participate at the second of such adjourned meetings shall constitute a quorum for the purpose of electing directors, even if they are less than a majority of the shareholders.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. You should be aware that due to a change in New York Stock Exchange (“NYSE”) rules applicable to shareholder meetings held on or after January 1, 2010, brokers will no longer be entitled to exercise discretion to vote shares in an uncontested election of directors (a “non-routine” proposal) if the shareholder does not give voting instructions. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, if you hold your shares in “street name” and wish your shares to be voted in the election of directors, you must give your broker voting instructions. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify the selection of an independent registered public accounting firm, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Abstentions will be considered as present for quorum purposes, but not as voting in favor of such proposal. Broker non-votes and abstentions will not affect the election of directors or the other proposal to be voted on at the annual meeting.

How are votes, abstentions and broker non-votes counted?

Brokers that are member firms of the NYSE and hold Shares in street name for customers have the discretion to vote those Shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers may exercise such discretionary authority with respect to the approval, in an advisory vote, of Susquehanna’s executive compensation, and the ratification of the appointment of our independent public accountants. Brokers are not permitted to exercise such discretionary authority with respect to the election of directors. Where brokers report non-votes, with respect to such matters, those Shares will be included in determining whether a quorum is present, but will have no effect on the outcome of such matters, including the election of directors. Abstentions will be considered present for purposes of determining the presence of a quorum, but as unvoted on the proposals to approve, in an advisory vote, Susquehanna’s executive compensation, and to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants. Abstentions will have the same effect as a negative vote because approving, in an advisory vote, Susquehanna’s executive compensation, and ratifying the appointment of our independent public accountants require the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting.

As to all other matters properly brought before the meeting, the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting will decide the matter, unless the question is one for which, by express provision of statute or of our Articles of Incorporation or Bylaws, a different vote is required. Any broker non-votes will be counted for purposes of determining whether a quorum is present but will not have an effect on the outcome of a matter being voted upon. Abstentions will have the same effect as a negative vote.

May I change my mind after voting by proxy?

Proxies are voted at the Annual Meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record, you can write to our Corporate Secretary, Attn: Lisa M. Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, PA 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Broadridge Financial Solutions, Inc., our Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at the Annual Meeting and we will report the results on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the meeting.

What does it mean if I get more than one proxy card?

If your Shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Shares are voted.

What if I submit a proxy without specifying how to vote?

Unless you otherwise specify in the proxy, your proxy will be voted FOR the election of the persons nominated for directors by the Board, FOR the approval, in an advisory vote, of Susquehanna’s executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for our common stock, Shares held in your account in the plan will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Shares and will not vote those Shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

If you are an employee participant in our Employee Stock Purchase Plan, Shares held in your account in the plan will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Shares and will not vote those Shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

Who may solicit proxies on Susquehanna’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to this end. We will request that the Notice of Annual Meeting, this Proxy Statement, and the proxy card and related materials, if any, be forwarded to beneficial owners. To this end, we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of all such solicitations.

Will any business be conducted at the Annual Meeting other than as specified above?

The Board knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting or any adjournments thereof, the persons named in your proxy will have the discretion to vote or act on such matters according to their best judgment.

What is the deadline for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for Shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. All proposals and notifications should be addressed to the Corporate Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by our Corporate Secretary no later than November 26, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND HOLDINGS OF MANAGEMENT

The number of shares of our common stock deemed to be beneficially owned by each person we know to be the beneficial owner of at least five percent of our common stock, each director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group as of February 22, 2010, is set forth in the following table.

Name of Beneficial Owner	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock	Percent of Shares Outstanding
5% Shareholders

BlackRock Global Investors 400 Howard Street San Francisco, CA 94105	7,498,115	—	7,498,115	8.6%

Dimensional Fund Advisors, Inc. 6300 Bee Cave Road Austin, TX 78746	5,434,533	—	5,434,533	6.2%

Directors, Nominees for Director and Named Executive Officers

Anthony J. Agnone, Sr.(2)(3)	78,401	0	78,401	*
Wayne E. Alter, Jr.(2)	51,000	14,250	65,250	*
Peter DeSoto	119,745	0	119,745	*
Eddie L. Dunklebarger(4)	287,789	0	287,789	*
Bernard A. Francis, Jr.	12,814	12,046	24,860	*
Bruce A. Hepburn(2)(5)	16,849	9,750	26,599	*
Donald L. Hoffman(2)(6)	127,193	0	127,193	*
Drew K. Hostetter	27,299	49,229	76,528	*
Guy W. Miller, Jr.(7)	25,849	11,250	37,099	*
Michael A. Morello(8)	202,352	2,000	204,352	*
Scott J. Newkam(2)	8,409	0	8,409	*
E. Susan Piersol	5,000	7,500	12,500	*
Michael M. Quick	30,369	44,229	74,598	*
William J. Reuter	47,171	111,282	158,453	*
M. Zev Rose	38,000	9,750	47,750	*
Christine Sears(2)(9)	4,648	0	4,648	*
James A. Ulsh(2)(10)	31,933	0	31,933	*
Dale M. Weaver(11)	175,999	0	175,999	*
Roger V. Wiest, Sr.(2)	51,000	14,250	65,250	*

All Directors, Nominees and Executive Officers as a Group (29 individuals)	1,542,544	487,297	2,029,841	2.4%

*	Less than one percent
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with the spouse or children living in the same household; individually by the spouse or children living in the same household; or as trustee, custodian or guardian for minor children living in the same household. Shareholding information for BlackRock Global Investors and Dimensional Fund Advisors, Inc. is based on information included in the Schedule 13G/A filed by it with the Securities and Exchange Commission. Shareholding information for our directors and officers is based on information contained in our records and on information received from each director and officer.

(2)	Nominee for one year term.
(3)	Mr. Agnone has sole beneficial ownership of 77,933 shares. Mr. Agnone’s wife has sole beneficial ownership of 468 shares.
(4)

Mr. Dunklebarger has sole beneficial ownership of 197,385 shares and shares beneficial ownership with his wife of 1,819 shares. Mr. Dunklebarger’s wife has sole beneficial ownership of 47,145 shares and his daughter has sole beneficial ownership of 550 shares. Mr. Dunklebarger holds 8,945 shares as custodian for his daughter. In addition, Mr. Dunklebarger holds 31,945 shares in a 401(k) plan.

(5)	Mr. Hepburn has sole beneficial ownership of 11,506 shares. In addition, he shares beneficial ownership of 4,218 shares which are held in a family trust. Mr. Hepburn disclaims beneficial ownership of 1,125 shares held by his mother-in-law.
(6)	Mr. Hoffman has sole beneficial ownership of 43,364 shares. Mr. Hoffman shares beneficial ownership of 800 shares held as custodian for grandchildren. Mr. Hoffman shares beneficial ownership of 6,155 shares held in a trust. In addition, 37,599 shares are held by Roy L. Hoffman & Sons, Inc., of which Mr. Hoffman is President, and 39,275 shares are held by Roy L. Hoffman & Sons, Inc. Profit Sharing Trust, of which Mr. Hoffman is trustee.
(7)	Mr. Miller has sole beneficial ownership of 25,464 shares. Mr. Miller’s wife has sole beneficial ownership of 385 shares.
(8)	Mr. Morello has sole beneficial ownership of 101,000 shares. Mr. Morello’s wife has sole beneficial ownership of 40,000 shares and 57,352 shares held as custodian for children. In addition, 4,000 shares are held by Stardust Development Company, LLC, of which Mr. Morello is the owner.
(9)	Ms. Sears has sole beneficial ownership of 1,000 shares. Ms. Sears’ shares beneficial ownership with her husband of 3,400 shares and Ms. Sears’ husband has sole beneficial ownership of 248 shares.
(10)	Mr. Ulsh has sole beneficial ownership of 22,745 shares and holds 8,490 shares in a 401(k) plan. Mr. Ulsh’s wife has sole beneficial ownership of 698 shares.
(11)	Mr. Weaver has sole beneficial ownership of 136,368 shares and shares beneficial ownership with his wife of 8,049 shares. Mr. Weaver’s wife has sole beneficial ownership of 27,103 shares. In addition, 1,493 shares are held by each of the D. Isley Irrevocable Trust, S. Rhea Irrevocable Trust and T. Weaver Irrevocable Trust, of which Mr. Weaver is trustee.

ELECTION OF DIRECTORS

General

The Board is currently classified into two classes. The current classes are known as the Class of 2010 and the Class of 2011, based on the years in which the term of each class expires. Directors hold office until the expiration of the term for which they were elected and their successors have qualified, or until the annual meeting following their attaining the age of 72 years.

The Board currently consists of 16 members. M. Zev Rose, a current member of the Class of 2010, will attain the age of 72 prior to the Annual Meeting and therefore will no longer be eligible to serve on the Board after the Annual Meeting. Dale M. Weaver, a current member of the Class of 2010, has chosen not to be renominated to the Board at the Annual Meeting. The Nominating and Corporate Governance Committee recommended to the Board, and the Board agreed, not to fill Messrs. Rose or Weaver’s vacancy. Following the retirement of Messrs. Rose and Weaver, and the election of the nominees set forth in this Proxy Statement, the Board will consist of 14 members.

On February 27, 2008, the Board amended and restated our Bylaws in order to declassify the Board over a period of three years, commencing with the election of Directors at last year’s Annual Meeting. Accordingly, this year’s outgoing Class of 2010 Directors, who ordinarily would have been nominated for new three-year terms, have been nominated for only one-year terms. At the 2011 Annual Meeting and thereafter, our Board will no longer be classified, and all Directors and nominees will be nominated for one-year terms.

At the Annual Meeting, eight (8) Directors will be elected. The candidates nominated who receive the highest number of votes among the nominees will be elected. You are entitled to cast one vote for each Share held by you for each of the eight (8) candidates. You are not entitled to cumulate your votes.

Nomination Criteria

The Nominating and Corporate Governance Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether or not he or she has any experience in the banking industry. The Nominating and Corporate Governance Committee also considers whether a potential nominee resides or does business in the geographic areas in which we operate, and whether or not a potential nominee has had any prior experience serving on one of our subsidiary’s boards of directors. The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. However, Susquehanna’s Corporate Governance Guidelines provide that the number and composition of the Board should allow for a diversity of perspectives and backgrounds. The Nominating and Corporate Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on our Board when identifying director nominees.

Nominees

Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has nominated eight (8) persons to the Board, all of whom are current members of the Board.

The name and age, as of December 31, 2009, of the nominees to the Board and their biographical summaries, including their business experience and qualifications, are as follows:

Anthony J. Agnone, Sr.

Age 56

Director since 2008

Mr. Agnone is the President of Eastern Athletic Services in Hunt Valley, Maryland, a full-service organization providing pre-draft counseling, contract negotiations, financial, budget and tax planning, marketing and endorsement opportunities to professional athletes and broadcasters, which Mr. Agnone founded in 1978. He has been an adjunct member of the faculty of the University of Baltimore School of Law since 1998 as well as a member of the Board of Directors of the Sports Lawyers Association since 1984, where he is currently president elect. The Board has determined that Mr. Agnone’s 30+ years as an investor, entrepreneur and business owner, which experience has included handling personnel issues, managing budgeting and accounting matters, and conducting risk assessments, as well as his prior years of service as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Wayne E. Alter, Jr.

Age 57

Director Since 2001

Mr. Alter has been the Chairman and Chief Executive Officer of DynaCorp, Inc., a real estate development and management company located in Hagerstown, Maryland since 1988. He is also a Managing Member of each of the following real estate ownership and management companies: Fountain Vista, LLC, Kensington LLC, Collegiate Acres LLC, Black Rock Meadows LLC, and Kensington Commercial Center LLC. Mr. Alter is the Chairman of First Action Security Team, Inc., a nation-wide product distributor in the security industry based in Hagerstown, Maryland. The Board has determined that Mr. Alter’s extensive business experience, service on numerous professional and civic organizations, specifically his service as past chairman of the audit committee for Hagerstown Community College and past chairman of the compensation committee for Washington County Health System, Inc., as well as his prior experience as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Bruce A. Hepburn

Age 67

Director Since 2002

Mr. Hepburn has been a certified public accountant since 1965 and has been self-employed as such since 1994 providing individuals and businesses in Lancaster County, Pennsylvania with financial management, individual income and estate tax planning, and individual retirement planning. Previously, Mr. Hepburn was the chief financial officer of Woodstream Corporation, a publicly held company, and also the President and part owner of Tatco, Inc., a building products distributor. The Board has determined that Mr. Hepburn’s expertise in accounting and financial statement preparation and review, his prior business experience, as well as his prior years of service as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Donald L. Hoffman

Age 67

Director Since 2007

Mr. Hoffman has been the President and Chief Executive Officer of Roy L. Hoffman & Sons, Inc., a meat processing, manufacturing, distribution and catering company located in Hagerstown, Maryland, since 1968. The Board has determined that Mr. Hoffman’s extensive business experience as a small business owner in one of our primary geographic regions, his civic service, and his prior experience as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Scott J. Newkam

Age 59

Director Since 2007

Mr. Newkam is the retired Chairman, President and Chief Executive Officer of Hershey Entertainment & Resorts Company, a private company which owns and operates resort and entertainment facilities in Hershey, Pennsylvania. Prior to his tenure as Chairman, President and Chief Executive Officer, Mr. Newkam served in various positions with Hershey from 1981 to 1999 where, as a certified public accountant, he supervised and was actively involved in the preparation of financial statements. From 2003 through 2007, Mr. Newkam served as a director of Community Banks, Inc., a public company that was acquired by Susquehanna in 2007. The Board has determined that Mr. Newkam’s expertise in accounting and financial statement preparation and review, his prior employment as the controller of a financial institution, and his previous service as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Christine Sears

Age 54

Director Since 2007

Ms. Sears, a certified public accountant, has been an Executive Vice President and the Chief Financial Officer of Penn National Insurance, an insurance company located in Harrisburg, Pennsylvania since 2007. Ms. Sears joined Penn National in 1980 and has held various positions within the company since that time. The Board has determined that Ms. Sears’ expertise in accounting and financial statement preparation, evaluation and controls, her responsibility for human resources issues including compensation and benefits, her oversight responsibilities for information technology, her extensive community and industry involvement, and her prior experience as a director of one of our subsidiary banks, qualifies her to be a member of the Board.

James A. Ulsh

Age 63

Director Since 2007

Mr. Ulsh has been a practicing attorney and shareholder of Mette, Evans & Woodside, a law firm located in Harrisburg, Pennsylvania, since 1973. The Board has determined that Mr. Ulsh’s 35+ years of legal experience representing business enterprises, professional entities, and banks and financial services providers, his civic service, as well as his prior experience as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Roger V. Wiest, Sr.

Age 69

Director Since 1992

Mr. Wiest has been a practicing attorney in Pennsylvania since 1965. He is the managing partner of the law firm Wiest, Muolo, Noon & Swinehart in Sunbury, Pennsylvania. The Board has determined that Mr. Wiest’s 44+ years of legal experience representing banks and savings and loan associations and his prior experience as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Nominations by Shareholders

The Board’s Nominating and Corporate Governance Committee has adopted a formal policy for shareholders to recommend nominees to the Board. Under that policy, the committee will review nominations made by shareholders and received by the committee prior to the date set as the deadline for submission of shareholder proposals for inclusion in the proxy statement for the applicable annual meeting. For example, nominations for the 2011 Annual Meeting must be received by the committee no later than November 26, 2010. The committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described above. In making the evaluation, the committee may seek additional information on the nominee from either the nominee or the shareholder making the nomination.

Our Bylaws provide that at each annual meeting, any holder of our common stock may make additional nominations for election to the Board. Each nomination must be made in accordance with our Bylaws and preceded by a notification made in writing and delivered or mailed to our President not less than 14 days prior to the annual meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of our capital stock that will be voted by the notifying shareholder for the proposed nominee;

•	the name and residential address of the notifying shareholder; and

•	the number of shares of our capital stock owned by the notifying shareholder.

In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Boards’ nominees. In the event any of the nominees should become unavailable, the proxies will be voted for those substitute nominee(s) chosen by the Board. The Board has no knowledge that any of the nominees will be unavailable to serve.

Biographical Summaries of Current Directors

The name and age, as of December 31, 2009, of our current Directors, other than the Nominees listed above, and their biographical summaries, including their business experience and qualifications, are as follows:

Peter DeSoto

Age 70

Director Since 2007

Mr. DeSoto has served as the Chief Executive Officer of J.T. Walker Industries, Inc. and its parent holding company, M.I. Windows and Doors, Inc., a window and door manufacturer located in Gratz, Pennsylvania since 1997. The Board has determined that Mr. DeSoto’s 45 years of business experience in various management roles, his community service, and his prior experience as a director of one of our subsidiary banks, qualifies him to be a member of the Board.

Eddie L. Dunklebarger

Age 55

Director Since 2007

Mr. Dunklebarger has served as the President and Chief Operating Officer of Susquehanna Bancshares, Inc. since June 2008. Mr. Dunklebarger also serves as the Vice Chairman of the Board of Susquehanna Bank. Mr. Dunklebarger held the positions of President and Chief Executive Officer of Susquehanna Bank from April 2008 to May 2009. Prior to Susquehanna’s acquisition in 2007 of Community Banks, Inc. and its wholly-owned banking subsidiary, Community Banks, Mr. Dunklebarger served as the Chairman of the Board, President and Chief Executive Officer of Community Banks, Inc. The Board has determined that Mr. Dunklebarger’s 28+ years in the banking business and prior public accounting experience qualifies him to be a member of the Board.

Guy W. Miller, Jr.

Age 64

Director Since 1999

Mr. Miller has been the President and Chief Executive Officer of Homes By Keystone, Inc., a modular homes manufacturer located in Waynesboro, Pennsylvania since 1968. He is also the senior principal member of Pen Mar Properties, LLC, a real estate holding and development holding company, as well as the senior principal member of Midvale Holdings, LLC, a transportation and material handling equipment company, both located in Waynesboro, Pennsylvania. The Board has determined that Mr. Miller’s extensive business experience as a small business owner in one of our primary geographic regions as well as his prior experience as a director of one of our subsidiary banks qualifies him to be a member of the Board.

Michael A. Morello

Age 56

Director Since 2006

Mr. Morello is the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey and Stagecoach Investors, LLC, and Nine & Stagecoach, LLC, two real estate development companies also located in Marmora, New Jersey. Mr. Morello is the former owner and president of Minot Food Packers, Inc., a private-label food processing company located in Bridgeton, New Jersey. The Board has determined that Mr. Morello’s entrepreneurial business skills and his prior experience as a director of one of our subsidiary banks qualifies him to be a member of the Board.

E. Susan Piersol

Age 55

Director Since 2004

Ms. Piersol founded Piersol Development in 1989, a real estate development and residential building company located in Mullica Hill, New Jersey. Previously, Ms. Piersol held management positions with Coca Cola USA and Ford Motor Company. The Board has determined that Ms. Piersol’s public company and entrepreneurial business skills, which includes expertise in marketing, as well as her community service, and her prior experience as a director of one of our subsidiary banks, qualifies her to be a member of the Board.

William J. Reuter

Age 60

Director Since 1999

Mr. Reuter has served as the Chief Executive Officer of Susquehanna since 2001 and as the Chairman of the Board since 2002. Mr. Reuter has been the Chairman of the Board of Susquehanna Bank since 2001. The Board has determined that Mr. Reuter’s 35+ years in leadership roles within the banking industry qualifies him to be a member of the Board.

M. Zev Rose

Age 72

Director Since 2002

Mr. Rose has been an attorney, President, Shareholder and Director of Sherman, Silverstein, Kohl, Rose & Podolsky, P.A., a law firm located in Pennsauken, New Jersey since 1990. Mr. Rose has practiced real estate law for more than 46 years and has held leadership positions on many civic organizations. Mr. Rose has attained the mandatory retirement age for service on the Board of Directors and will retire at the Annual Meeting.

Dale M. Weaver

Age 71

Director Since 2007

Mr. Weaver is the retired President and Owner of New Holland Custom Woodwork, Inc., a millwork and furniture manufacturer located in New Holland, Pennsylvania and the former Chief Executive Officer of Victor F. Weaver, Inc., a poultry company located in New Holland, Pennsylvania. Mr. Weaver has served on the board of one of our subsidiary banks since 1977. Mr. Weaver has chosen not to be renominated to the Board of Directors and will retire at the Annual Meeting.

Terms of Office for the Board of Directors

Name	Director Since	Present Term Expires
Anthony J. Agnone, Sr.	2008	2010
Wayne E. Alter, Jr.	2001	2010
Bruce A. Hepburn	2002	2010
Donald L. Hoffman	2007	2010
Scott J. Newkam	2007	2010
M. Zev Rose(1)	2002	2010
Christine Sears	2007	2010
James A. Ulsh	2007	2010
Dale M. Weaver(2)	2007	2010
Roger V. Wiest, Sr.	1992	2010
Peter DeSoto	2007	2011
Eddie L. Dunklebarger	2007	2011
Guy W. Miller, Jr.	1999	2011
Michael A. Morello	2006	2011
E. Susan Piersol	2004	2011
William J. Reuter	1999	2011

(1)	Mr. Rose has attained the mandatory retirement age for service on the Board of Directors and will retire after the Annual Meeting.
(2)	Mr. Weaver has chosen not to be renominated to the Board of Directors and will retire after the Annual Meeting.

CORPORATE GOVERNANCE

Our business is managed under the direction of the Board. As part of its duties, the Board oversees our corporate governance for the purpose of creating long-term value for shareholders and safeguarding our relationships with our employees, customers, suppliers, creditors and the communities in which we do business. The Board considers the interests of all such parties when, together with our management, it sets our strategies and objectives. The Board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

The Board has adopted a Code of Ethics that outlines the principles, policies and laws that govern all of our activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of our Directors, officers and employees, including senior officers, and every Director, officer and employee is required to read and comply with the Code. You can find a copy of the Code of Ethics by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Corporate Secretary. We intend to disclose amendments to, or Director and executive officer waivers from, the Code of Ethics, if any, on our website, or by filing a Form 8-K with the SEC to the extent required by the NASDAQ listing standards.

The Board has also adopted Corporate Governance Guidelines applicable to each member of the Board. You can find a copy of the Corporate Governance Guidelines by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Corporate Governance Guidelines.”

Mr. Reuter, Susquehanna’s Chief Executive Officer, also serves as the Chairman of the Board. The Board does not have a lead independent director. Susquehanna’s Board currently consists of 16 directors, 13 of whom are independent. The Board believes that this structure, which provides an overwhelming majority of independent directors, coupled with the Board meeting in executive session without any management directors or non-independent directors present, is an appropriate structure for Susquehanna’s Board. We believe that this structure provides the appropriate, independent oversight by the Board. The Board, the Audit Committee, and the Compensation Committee regularly consult with the company’s Chief Risk Officer to review the various types of risk that affect Susquehanna as a financial holding company and the company’s strategies to mitigate such risks. The Board believes that this structure has been effective.

Shareholder Communications with the Board

A shareholder who wishes to communicate with the Board may do so by sending his or her correspondence to William J. Reuter, Chairman, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Board of Directors. Mr. Reuter will forward such correspondence to the Board’s Nominating and Corporate Governance Committee. Typically, Mr. Reuter will not forward to the Board communications from our shareholders that are of a personal nature or are not related to the duties and responsibilities of the Board.

Board Meetings

The Board met eight (8) times during 2009. Each of the Directors attended at least 75% of the Board’s meetings in 2009 and of the Board’s committee meetings in 2009 on which he or she served, during the period that he or she served as a Director.

Our independent Directors met twice in executive session in 2009, without any management Directors or non-independent Directors in attendance.

All of our Directors attended last year’s annual shareholders’ meeting. The Board requires all of its members to attend all regularly scheduled Board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case-by-case basis. A Director’s attendance record is considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

The Board has determined that, except for Messrs. Reuter, Dunklebarger and Ulsh, all of its members are “independent” as defined under the listing standards for The NASDAQ Stock Market LLC. Mr. Reuter is our Chairman and Chief Executive Officer. Mr. Dunklebarger is our President and Chief Operating Officer. Mr. Ulsh is a shareholder in the law firm of Mette, Evans & Woodside. During 2007, Mette, Evans & Woodside was paid for legal services rendered in connection with the acquisition of Community Banks, Inc. which exceeded $200,000. The Board believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members. In making its determination with respect to the independence of each Director, the Board did not consider any transactions by our Directors that are approved under our written statement of policy with respect to related-party transactions as more fully described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions,” unless such transaction resulted in a per se independence disqualification under the NASDAQ independence rules.

Board Committees

The Board maintains the following four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance Committees. The committee members of each committee are identified in the table below.

Board Committee Composition

Director	Director Since	Audit	Compensation	Executive	Nominating and Corporate Governance
Agnone	2008		Ö
Alter	2001		Chairman	Ö	Ö
DeSoto	2007
Hepburn	2002	Chairman	Ö	Ö
Hoffman	2007				Ö
Miller	1999	Ö
Morello	2006		Ö	Ö	Ö
Newkam	2007	Ö
Piersol	2004				Ö
Rose	2002			Ö
Sears	2007	Ö
Ulsh	2007
Weaver	2007
Wiest	1992			Ö	Chairman
Dunklebarger	2007
Reuter	1999			Ö

Audit Committee

The Audit Committee held eight (8) meetings in 2009. Each Director who serves on the Audit Committee is “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200(a)(15) of the listing standards for The NASDAQ Stock Market LLC. The Board has determined that Bruce A. Hepburn, Scott J. Newkam and Christine Sears each are an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The functions performed by the Committee are:

•	meet with our independent accountants and review the scope and results of our annual audit;

•	review information pertaining to internal audits;

•

oversee that our management has: maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to assure an adequate system of internal control; and established and maintained processes to assure compliance with applicable laws, regulations and corporate practices;

•	meet with the Board on a regular basis to report the results of its reviews;

•	select the independent accountants and review periodically their performance and independence from management;

•	review and approve our Internal Audit Plan;

•	periodically meet privately with our independent accountants, senior management and our General Auditor; and

•	review and approve transactions between us and related parties.

The Audit Committee reviews its Charter annually. You can find a copy of our current Audit Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

The Compensation Committee held nine (9) meetings in 2009. Each Director who serves on the Compensation Committee is “independent” for purposes of the listing standards for The NASDAQ Stock Market LLC and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions performed by the Committee are:

•	review and approve key executive salaries and salary policy;

•	with respect to our Chief Executive Officer, determine the salary and criteria for that office;

•	administer our equity compensation plans;

•	approve participants in our Executive Deferred Income Plan;

•	review and approve the design of any new supplemental compensation programs applicable to executive compensation; and

•	evaluate and review with our Chief Risk Officer the company’s incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary or excessive risk taking.

Please refer to the “Compensation Discussion and Analysis” section below for greater detail regarding the scope of authority of the Compensation Committee and the role of others in our organization, such as our management, in determining compensation levels.

The Compensation Committee reviews its Charter annually. You can find a copy of our current Compensation Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for fiscal year 2009 were Anthony J. Agnone, Sr., Wayne E. Alter, Jr., Bruce A. Hepburn and Michael A. Morello. None of the members of the Compensation Committee were officers of the company during fiscal year 2009. At December 31, 2009, Mr. Alter was indebted to our banking subsidiary as described in the section “Certain Relationships and Related Transactions”.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three (3) meetings in 2009. Each Director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the listing standards for The NASDAQ Stock Market LLC. The functions performed by the Committee are:

•	develop qualification criteria for Board members;

•	identify individuals qualified to become Board members;

•	recommend director nominees to the Board for each annual meeting of shareholders; and

•	develop and recommend to the Board corporate governance policies and procedures applicable to the company.

The Nominating and Corporate Governance Committee reviews its Charter annually. You can find a current copy of our Nominating and Corporate Governance Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Executive Committee

The Executive Committee held two (2) meetings in 2009. Each Director who serves on the Executive Committee is “independent” for purposes of the listing standards for The NASDAQ Stock Market LLC, except for Mr. Reuter, our Chief Executive Officer. The functions performed by the Committee are:

•

discuss, analyze and consult with the Chief Executive Officer on issues related to the business affairs of the company, including, without limitation, strategic planning, mergers and acquisitions, human resources and banking/regulatory matters.

The Executive Committee does not have a formal charter and functions as an informal sounding board for our Chief Executive Officer.

DIRECTOR COMPENSATION

In 2009, each of our Directors was compensated in accordance with the following fee schedule:

Annual Retainer—Board Member	$25,000
Annual Retainer—Chairperson—Audit Committee	$10,000
Annual Retainer—Chairperson—Compensation Committee	$7,000
Annual Retainer—Chairperson—Nominating and Corporate Governance Committee	$5,000
Board Meeting	$1,500
Committee Meeting	$1,200
Telephonic Board/Committee Meeting(1)	60% of the in-person meeting fee

(1)	Single topic teleconferences are not compensated.

In 2009, our Directors, except for Messrs. Reuter and Dunklebarger who do not receive any additional compensation for their roles as directors, earned the following compensation from Susquehanna:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	All Other Compensation(4)		Total
Anthony J. Agnone, Sr.	$44,440	$2,692	$8,770	$110		$56,012
Wayne E. Alter, Jr.	58,940	2,692	8,770	110		70,512
Peter DeSoto	37,000	2,692	8,770	110		48,572
Bruce A. Hepburn	67,940	2,692	8,770	110		79,512
Donald L. Hoffman	42,100	2,692	8,770	31,866	(5)	85,428
Guy W. Miller, Jr.	48,100	2,692	8,770	110		59,672
Michael A. Morello	50,740	2,692	8,770	110		62,312
Scott J. Newkam	48,100	2,692	8,770	111		59,673
E. Susan Piersol	39,400	2,692	8,770	110		50,972
M. Zev Rose	39,700	2,692	8,770	110		51,272
Christine Sears	46,900	2,692	8,770	110		58,472
James A. Ulsh	38,500	2,692	8,770	110		50,072
Dale M. Weaver	38,500	2,692	8,770	110		50,072
Roger V. Wiest, Sr.	48,300	2,692	8,770	110		59,872
William B. Zimmerman	16,417	2,692	8,770	110		27,989

(1)	Includes the following fees earned by each Director in 2009 for his or her service on the Board, as well as fees earned for service on any committee of the Board:

Name	Susquehanna Board Fees and Annual Retainer*	Susquehanna Committee Fees**
Anthony J. Agnone, Sr.	$37,000	$7,440
Wayne E. Alter, Jr.	38,500	20,440
Peter DeSoto	37,000	—
Bruce A. Hepburn	38,500	29,440
Donald L. Hoffman	38,500	3,600
Guy W. Miller	38,500	9,600
Michael A. Morello	38,500	12,240
Scott J. Newkam	38,500	9,600
E. Susan Piersol	37,000	2,400
M. Zev Rose	38,500	1,200
Christine Sears	38,500	8,400
James A. Ulsh	38,500	—
Dale M. Weaver	38,500	—
Roger V. Wiest, Sr.	38,500	9,800
William B. Zimmerman(6)	16,417	—

*	Includes an annual retainer in the amount of $25,000, which is payable in two installments, in January and July, of $12,500. Also includes payment for attendance at the Board’s strategic planning meeting.
**	Includes fees paid for any service on the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee, as well as any fees paid for being the Chairperson of any such committee.

Several of our Directors also serve on the Board of Directors of one or more of our subsidiaries and receive compensation from that subsidiary for his/her service to that company in 2009, as follows: Mr. Agnone: $8,280; Mr. Alter: $20,480; Mr. Hepburn: $30,840; Mr. Hoffman: $26,380; Mr. Miller: $8,880; Mr. Morello: $8,880; Mr. Newkam: $5,760; Ms. Piersol: $8,280; Mr. Rose: $40,980; Mr. Ulsh: $30,360; and Mr. Wiest: $30,680.

(2)	The amounts shown in this column reflect the grant date fair value of the award granted during the year, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 16 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Specifically, on February 27, 2009, the Board of Directors approved 3,000 share discretionary grants of non-qualified stock options, vesting one-third on February 27, 2012, one-third on February 27, 2013, and one-third on February 27, 2014, to each non-employee member of the Board. The option grants were issued at the closing market price of our common stock on the date of grant, which was $8.77 as reported on the Nasdaq Global Select Market.

The grant date fair value of each such option award granted, calculated in accordance with FASB ASC Topic 718 was $0.8975.

As of December 31, 2009, our non-employee Directors had the following aggregate number of outstanding option awards:

Name	Aggregate Number of Outstanding Option Awards
Anthony J. Agnone, Sr.	6,000
Wayne E. Alter, Jr.	23,250
Peter DeSoto	6,000
Bruce A. Hepburn	18,750
Donald L. Hoffman	9,000
Guy W. Miller, Jr.	20,250
Michael A. Morello	12,000
Scott J. Newkam	6,000
E. Susan Piersol	16,500
M. Zev Rose	18,750
Christine Sears	6,000
James A. Ulsh	6,000
Dale M. Weaver	6,000
Roger V. Wiest, Sr.	23,250
William B. Zimmerman	23,250	(7)

(3)	On February 27, 2009, each non-employee member of the Board was granted 1,000 shares of restricted stock, vesting one-third on February 27, 2010, one-third on February 27, 2011, and one-third on February 27, 2012.
(4)	Represents the dollar value of dividends paid on the restricted stock during 2009.
(5)	Also includes the amount paid to Mr. Hoffman under an executive supplemental income plan assumed by Susquehanna pursuant to an acquisition.
(6)	Mr. Zimmerman attained the age of 72 prior to the 2009 annual meeting and pursuant to our Bylaws, he was no longer eligible to serve on the Board; accordingly, he did not stand for re-election at the 2009 annual shareholders’ meeting. Therefore, his fees reflect those earned from January 1, 2009 to May 8, 2009.
(7)	Mr. Zimmerman retired from Board service on May 8, 2009 and all previously unexercisable stock options immediately vested and thus all were exercisable at December 31, 2009.

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Proposal

Pursuant to the proxy rules under the Exchange Act and as a participant in the Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”), we are required by the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009, to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our executives, including the Compensation Discussion and Analysis, the compensation tables, and any other narrative disclosure in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Susquehanna’s executive compensation as described in this Proxy Statement. Accordingly, shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders of Susquehanna approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, in this Proxy Statement.”

As provided by the EESA, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor create or imply any additional fiduciary duty on the Board. Further, it will not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.

The proposal requires the affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting for its approval.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF SUSQUEHANNA’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE, IN THIS PROXY STATEMENT.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

On February 25, 2010, the Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (“PwC”), Susquehanna’s independent accountants, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee received from and discussed with PwC the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence). These items relate to that firm’s independence from Susquehanna. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with the maintenance of PwC’s independence. The Audit Committee also discussed with PwC any matters required to be discussed by PCAOB Auditing Standard AU 380 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that Susquehanna’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Susquehanna Bancshares, Inc. Audit Committee:	Bruce A. Hepburn, Chairman
Guy W. Miller, Jr.
Scott J. Newkam
Christine Sears

Summary of Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee of the Board is responsible for the appointment, compensation and oversight of the work of the independent auditor. This responsibility includes, but is not limited to, evaluating the independence of the independent auditor in the performance of audit and non-audit related services to Susquehanna and pre-approving the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from Susquehanna. Accordingly, the Audit Committee has adopted, and the Board has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent auditor may be pre-approved.

Proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”); or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from Susquehanna, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and Susquehanna, consistent with Independence Standards, and discussing with the independent auditor its methods and procedures for ensuring independence.

Fees Billed by Independent Accountants to Susquehanna

The aggregate fees billed to Susquehanna by PricewaterhouseCoopers LLP (“PwC”) for each of the fiscal years ended December 31, 2009 and 2008, respectively (all of which were approved by the Audit Committee), are set forth in the table below:

	For the Fiscal Year Ended December 31, 2009	For the Fiscal Year Ended December 31, 2008
Audit Fees(1)	$1,150,000	$1,150,000
Audit-Related Fees(2)	327,000	632,800
Tax Fees(3)	247,770	396,000
All Other Fees	—	—

(1)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2009	2008
• Audits of Financial Statements	$710,000	$710,000
• Audits of Financial Statements (Section 404)	300,000	300,000
• Statutory Audits	55,000	55,000
• Consents	10,000	10,000
• Assistance with and Review of Documents Filed with the SEC	75,000	75,000

(2)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2009	2008
• Accounting Consultations and Audits in Connection with Acquisitions	$0	$315,000
• Attest Services Not Required by Statute or Regulation (primarily securitization-related)	62,000	169,800
• Consultation Concerning Financial Accounting and Reporting	265,000	148,000

(3)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2009	2008
• Tax Compliance	$141,150	$153,000
• Tax Planning	73,500	125,000
• Tax Advice	33,120	118,000

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the executive officers. In this discussion and analysis, we address the compensation determinations and the rationale for those determinations relating to the company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

This discussion should be read together with the compensation tables for the named executive officers that can be found in this Proxy Statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended December 31st of such year.

Executive Summary

Due to the challenging global economic conditions, in order to better position Susquehanna for loan growth and further enhance our well-capitalized status, in December 2008, we sold $300 million in preferred shares to the U.S. Treasury (the “U.S. Treasury”) through the Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program (“TARP”), which was established under the Emergency Economic Stabilization Act of 2008 (“EESA”) and later amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). One requirement to complete this capital infusion was that each of our named executive officers had to agree to government-specified terms that restrict their compensation and provide for the recovery of compensation paid to them under certain circumstances. In taking this step, the executive officers accepted that their existing employment contracts would be altered in ways that are unfavorable to them, including the following general prohibitions and requirements:

•

prohibition against paying or accruing any bonus, retention award, or incentive compensation, during the period the U.S. Treasury holds an equity or debt position in us through the CPP (the “Investment Period”);

•	prohibition against making any “golden parachute payment”;

•

requirement to “clawback” any bonus, retention award, or incentive compensation if payment is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria; and

•	prohibition against tax gross-up payments during the Investment Period.

Due to the strict executive compensation restrictions set forth in the ARRA and the lack of any regulatory guidance until the interim final rule was issued by the U.S. Treasury on June 15, 2009 (the “Final Rule”, collectively with ARRA, the “TARP Regulations”), the Compensation Committee of our Board deferred its decisions regarding 2009 compensation matters for our named executive officers until December 2009 when it issued long term Restricted Stock Unit awards designed to meet the requirements for such awards under the TARP Regulations to certain of our named executive officers. The Compensation Committee determined that Restricted Stock Unit awards were essential in order to continue to provide a continued incentive to the named executive officers and to reward their performance during 2009. Specifically, there have been a number of company-specific initiatives that have placed substantial additional demands and responsibilities on our named executive officers. The named executive officers have spent significant time during 2009 restructuring the overall corporate goals, direction and strategy of the company to mitigate the impact of the economic downturn on the company’s capital plans. This required significant collaboration by our named executive officers in order to implement these changes on a company-wide basis. In addition, since our merger with Community Banks, Inc., our named executive officers have assumed broader roles and increased responsibilities. Other than awarding the long term Restricted Stock Unit awards, the Compensation Committee has not acted to increase the base salaries of our named executive officers since March 2008, and due to the restrictions set forth in the TARP Regulations and in line with our cost-reduction initiatives, no cash bonuses were paid to any named executive officer in 2008 or 2009.

Details about these decisions, including the reasons behind them, are described in this Compensation Discussion and Analysis under the sections entitled “Base Salaries” and “Equity Awards”.

Our Named Executive Officers

Our named executive officers for 2009, whom we also refer to as “executive officers” in this Compensation Discussion and Analysis, as the context may require, were Messrs. Reuter, Hostetter, Dunklebarger, Francis and Quick. The compensation of Messrs. Reuter, Hostetter, Dunklebarger and Quick, each an executive officer of Susquehanna, is determined by our Compensation Committee with input from Mr. Reuter regarding the individual performance of Messrs. Hostetter, Dunklebarger and Quick. The compensation of Mr. Francis, President and Chief Executive Officer of Valley Forge Asset Management Corp., our wholly owned subsidiary, is also determined by our Compensation Committee but based largely on the recommendations of the Valley Forge Board of Directors with input from Mr. Reuter and Mr. Hostetter. The Valley Forge Board of Directors is comprised of nine individuals, including Messrs. Reuter, Dunklebarger and Francis. Mr. Francis does not play a role in the determination of his own compensation.

Compensation Philosophy and Components of Executive Compensation

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. Valley Forge’s executive compensation program is designed to be closely linked to Valley Forge’s profitability and investment performance. Annually, the Compensation Committee conducts a review of our executive compensation program and Valley Forge’s program to the extent applicable.

The key components of our executive compensation consist of base salary and cash and equity incentives. While each element of compensation described below is considered separately, the Compensation Committee takes into account the aggregate present value of the compensation package for each of our named executive officers, including pension benefits, severance plans, insurance and other benefits and compares that package to those in place for the named executive officers at comparable companies, as described in more detail under “Benchmarking and Other Analysis” below. In considering how the aggregate compensation package for each of our named executive officers compares to that of the named executive officers of comparable companies, the Compensation Committee considers the overall performance of those comparable companies vis-à-vis Susquehanna’s overall performance for the period in question. For 2009, the Committee’s overall goals were to incentivize and motivate our employees while balancing a fair return to shareholders, taking into account the deteriorating global economic conditions, persisting turmoil in financial markets, and downturns in certain of the markets Susquehanna serves.

Notwithstanding our compensation philosophy, our participation in the CPP has required us to structure our compensation program differently to comply with the executive compensation restrictions set forth in the TARP Regulations. Thus, certain components of our compensation program, such as annual cash incentive awards which are prohibited under the TARP Regulations, were not paid in 2009.

Benchmarking and Other Analysis

The Compensation Committee oversees several analyses relating to the company’s executive compensation practices and considers these analyses in making decisions related to executive compensation as well as potential program designs. Analyses may include, but are not limited to: annual benchmarking reviews, pay-for-performance analyses, and assessment of incentive compensation to ensure that it does not encourage excessive or unnecessary risk-taking.

Competitive Benchmark Analysis

The Committee understands the importance of ensuring a competitive total compensation package that enables the company to attract and retain a strong leadership team. The Compensation Committee believes that our most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial services industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). The Compensation Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context. A key source of information used by the Committee is a comprehensive benchmarking analysis of all elements of executive total compensation, by component and in the aggregate. In conducting its deliberations, the Compensation Committee makes use of an executive compensation analysis prepared by Pearl Meyer & Partners (“PM&P”), a nationally recognized executive compensation consultant that serves as independent advisor to the Compensation Committee.

The Committee reviews the “competitive market” using a number of data sources reflecting industry practices of other banks similar in asset size. A primary data source used in setting the competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is reviewed annually and updated as appropriate to take into account changes in the size, scope and business focus of Susquehanna and the peer institutions. As a result of the completion of the Community Banks, Inc. merger, PM&P updated the company’s peer group in 2008 and again in 2009 to include 17 commercial banks with assets between $9 billion and $24 billion, with median assets of $14 billion (the size of Susquehanna). The peer group approved by the Compensation Committee consisted of the following companies:

Associated Banc-Corp (ASBC)	BancorpSouth, Inc. (BXS)
BOK Financial Corporation (BOKF)	Valley National Bancorp (VLY)
Webster Financial Corporation (WBS)	Sterling Financial Corporation (STSA)
Commerce Bancshares, Inc. (CBSH)	National Penn Bancshares, Inc. (NPBC)
First Citizens Bancshares, Inc. (FCNCA)	Wilmington Trust Corporation (WL)
TCF Financial Corporation (TCB)	Whitney Holding Corporation (WTNY)
Fulton Financial Corporation (FULT)	FirstMerit Corporation (FMER)
Citizens Republic Bancorp, Inc. (CRBC)
Cullen/Frost Bankers, Inc. (CFR)
South Financial Group, Inc. (TSFG)

In addition to the proxy peer group, PM&P includes several other sources of data related to compensation practices. Data is provided from national banking surveys as well a database of national banking compensation data. In all cases, data reflects banks of similar asset size. Further, as part of its competitive review, the Compensation Committee relates our pay and performance, relative to internal goals and industry/peer practices. As needed, the Compensation Committee seeks to understand emerging and best practices related to executive compensation, through its consultant and other association or educational sources.

Risk Assessment Policies

In accordance with the TARP Regulations, the Compensation Committee evaluated and reviewed with our Chief Risk Officer, the incentive compensation arrangements in place with our named executive officers. In August 2009, the Board adopted a Recoupment Policy that is intended to comply with the provisions for recovery or “clawback” under the TARP Regulations. The Board also adopted an Excessive and Luxury Expenditure Policy. The Recoupment Policy allows us to recoup or “clawback” certain annual incentive compensation paid to the named executive officers and other key officers and employees in the event that a recoupment event as determined by the Compensation Committee has occurred. The Board, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the various annual incentive award plans and programs maintained by the company such that the provisions regarding the Recoupment Policy are included in each of our incentive plans. The full text of the Recoupment Policy and the affected incentive plans is attached to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as Exhibit 10.19. The Excessive and Luxury Expenditure Policy prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measure conducted in the normal course of business operations. This policy is also required under the TARP Regulations. The full text of the policy is available on our website at www.susquehanna.net by following the links to “Investor Relations,” “Governance Documents,” and “Excessive and Luxury Expenditure Policy of Susquehanna Bancshares, Inc.”

Based on the Compensation Committee’s evaluation with our Chief Risk Officer, the Compensation Committee concluded that the overall structure of our incentive compensation arrangements, including short-term (annual cash incentive) and long-term (restricted stock and non-qualified stock options) components, does not encourage the taking of unnecessary or excessive risks by the executives. To reach this conclusion, the Compensation Committee reviewed and considered the risks inherent in the company’s incentive plans and the features of those plans that control or mitigate those risks. Specifically, the Committee determined that Susquehanna’s incentive plans include provisions that require minimum standards of participant performance, prior approvals by the Compensation Committee of all participants in the plans, objective goal-setting and both quantitative and qualitative measures of executive achievement, the ability of the Compensation Committee to modify, amend or discontinue any of the terms or conditions of the incentive plans if the Compensation Committee determines this course of action is necessary or appropriate to serve the best interests of the company, and the ability of the company to recover payment of any or all forms of incentive compensation from the executives should the award be based on information subsequently found to be inaccurate. The Compensation Committee also reviewed the contracts of each named executive along with the goals of the executives and concluded that there were no contractual provisions that would incentivize the executives to take unnecessary or excessive risks, and that the goals of each executive were appropriate for their position and that the goals for each executive would not require the taking of unnecessary or excessive risks for attainment.

The Compensation Committee also conducted a general company-wide risk assessment of compensation that was not directly related to our named executive officers compensation. Based on this assessment we believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results together with the Recoupment Policy assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-wide metrics only. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of Susquehanna and our shareholders as a whole. The mix of equity award instruments used under our long-term incentive program that includes full value awards also mitigates risk. Finally, the multi-year vesting of our equity awards, our share ownership structure and the Recoupment Policy properly account for the time horizon of risk.

Finally, our Chief Risk Officer discussed with the Compensation Committee, in general, the risks facing the company as identified through the company’s corporate risk assessment process. While the company faces significant credit and interest rate risk, none of the risks were considered unnecessary or excessive, nor attributable to the acts of any of the named executive officers, but rather the result of the tumultuous economic times facing all financial institutions.

The Compensation Committee certifies that it has reviewed with the Chief Risk Officer the incentive compensation arrangements of the named executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the named executives to take unnecessary or excessive risks that threaten the value of Susquehanna. The Compensation Committee will repeat this process annually to comply with the SEC disclosure requirements and the TARP Regulations. In accordance with the applicable requirements of the TARP Regulations, we provided written certifications of our compliance with the requirements of the TARP Regulations to the U.S. Treasury.

Base Salaries

Base salaries for our named executive officers are typically set pursuant to their employment agreements but may be increased annually at or around the beginning of our fiscal year if so determined by the Compensation Committee. The Compensation Committee’s compensation review policies are described in this “Compensation Discussion and Analysis.” Further, as discussed above, and in “Potential Payments upon Termination or Change in Control” below, the named executive officers are subject to restrictions on compensation due to our participation in CPP.

Equity Awards

On December 22, 2009, the Compensation Committee approved the following discretionary grants of Restricted Stock Units to our named executive officers under our 2005 Equity Compensation Plan.

Name	Restricted Stock Units
William J. Reuter	25,000
Drew K. Hostetter	15,000
Eddie L. Dunklebarger	15,000
Bernard A. Francis, Jr.	15,000
Michael M. Quick	15,000

The Compensation Committee believed these Restricted Stock Unit grants were crucial to recognize our named executive officers for their performance in 2009. In making these Restricted Stock Unit awards the Compensation Committee considered the following specific factors:

•	the broader role and increased responsibilities of each named executive officer since our merger with Community Banks, Inc.;

•	the significant efforts undertaken by our named executive officers to combat the economic downtown of the financial markets; and

•	the fact that no bonuses were paid to our named executive officers in 2008 and 2009 and no salary increases have occurred since March 2008.

We granted Mr. Reuter more Restricted Stock Units than our other named executive officers because of his role as our chief executive officer. We set the number of Restricted Stock Units for all other executive officers at the same level, which we believe is in line with their respective roles.

These awards are subject to the “clawback” provisions required by the TARP Regulations which provide that any bonus or incentive compensation paid to our named executive officers during the period in which the U.S. Treasury holds an equity or debt position in Susquehanna shall be subject to recovery or “clawback” by Susquehanna if the payments were based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate. The awards are detailed in the “Grants of Plan-Based Awards” table below.

Susquehanna Incentive Plan

The Board of Directors, upon the recommendation of the Compensation Committee, established the Susquehanna Incentive Plan which became effective January 1, 2008. The Susquehanna Incentive Plan has a cash incentive component available to all participants and an equity incentive component with targets tied to earnings-per-share growth and tangible return on equity as well as individual performance that is only available to a select group. As discussed above, the TARP Regulations prohibit us from paying or accruing any bonus, retention award, or incentive compensation to our named executive officers. As a result, we did not set any cash or equity incentive award targets in 2009 and no cash or equity incentive awards were paid in 2009 under the Susquehanna Incentive Plan. However, even if we were not subject to the TARP Regulations, given Susquehanna’s overall performance and the general economic climate during 2009, we would not have awarded any cash bonuses during the year. The Susquehanna Incentive Plan operated on a calendar year schedule and had a two year term. The Susquehanna Incentive Plan expired by its terms on December 31, 2009.

Valley Forge maintains two bonus programs in which Mr. Francis is eligible to participate. Under the first bonus program, employees of Valley Forge may receive a bonus paid in semi-annual installments. The amount of Mr. Francis’s bonus under this program is recommended by Mr. Reuter in consultation with Mr. Hostetter, within established guidelines. Under a second bonus program offered by Valley Forge, certain Valley Forge employees, including Mr. Francis, may be paid in each fiscal year a share of Valley Forge’s adjusted pre-tax profit. The share of the adjusted pre-tax profit paid to the employees is a percentage, not greater than 50% of the excess, which leaves Valley Forge with an adjusted pre-tax profit after payment of the bonus that is at least 10% more than the highest comparable adjusted pre-tax target profit for any prior year. In 2009, Mr. Francis did not receive a bonus under any program as required to comply with the TARP Regulations.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Our executive officers participate in our Supplemental Executive Retirement Plan, which will provide for benefits lost under our Cash Balance Pension Plan due to Internal Revenue Code provisions which limit the compensation that may be taken into account, and the benefits that may be accrued under, a qualified pension plan. Selected participants of the Cash Balance Pension Plan, including Messrs. Reuter, Hostetter, Quick, Dunklebarger and Francis, are eligible for benefits under the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan was amended in 2004 to permit certain individuals designated by the Board, including Mr. Reuter, to receive a minimum benefit equal to (i) 75% of the benefit the individual would have received under the terms of the Retirement Income Plan in effect prior to January 1, 1998, but based on the individual’s service and compensation as of his or her retirement date, (ii) reduced by his or her accrued benefit under our Cash Balance Pension Plan. No other named executive officers receive this minimum benefit.

The number of years of credited service, the present value of accumulated benefits and the payments made in 2008 for Messrs. Reuter, Hostetter, Quick, Dunklebarger and Francis under the Cash Balance Pension Plan and the Supplemental Executive Retirement Plan are set forth below in the “Pension Benefits” table.

Future accruals under the Cash Balance Pension Plan for employees who are not age 50 or have 15 years of service credited to them (as calculated under the Cash Balance Pension Plan) as of June 30, 2009, were frozen. None of our named executive officers will be affected by this freeze as they are all over age 50 or have 15 years of credited service. In addition, the freezing of future accruals under the Cash Balance Pension Plan does not affect the accrual of benefits under the Supplemental Executive Retirement Plan.

Executive Deferred Income Plan

Our Executive Deferred Income Plan is a non-qualified deferred compensation plan maintained for the convenience of our directors and a select group of our executives (and our subsidiaries’ executives) designated by the Compensation Committee. The amounts credited under this plan are solely elective deferrals of previously earned employee and director compensation. We make no contribution to the amounts credited under this plan. The amount deferred by each of our named executive officers is set forth below in the “Non-qualified Deferred Compensation” table.

Executive Life Insurance Program

We provide an executive life insurance program for certain of our executive and senior officers, including Messrs. Reuter, Hostetter and Quick. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the officer dies after attaining the age of 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The life insurance policies were originally purchased in 1998 by certain of Susquehanna’s wholly-owned subsidiaries and were supplemented in 2004 with aggregate premiums paid for this life insurance program in an amount equal to $15,875,442, of which $684,727, $359,174, and $400,785 were paid for Messrs. Reuter’s, Hostetter’s and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on our behalf, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

For Mr. Francis, Valley Forge pays the premium on his term life insurance policy. The face amount of this policy is $750,000. The premium paid for this insurance in 2009 was $4,350. We also pay the premium on a term life insurance policy for Mr. Dunklebarger. The face amount of this policy is $100,000, and the premium paid in 2009 for the policy was $303.

Executive Supplemental LTD Program

We provide executive supplemental long term disability insurance for certain of our executive and senior officers, including Messrs. Reuter, Hostetter and Francis. As explained below, Valley Forge also provides similar insurance for Mr. Francis. The individual policies are a supplement to the company’s group long term disability plan. The premiums paid for this insurance in 2009 were $8,249, $4,388, and $5,285 for Messrs. Reuter, Hostetter, and Francis, respectively.

Valley Forge provides supplemental long-term disability insurance for Mr. Francis. Valley Forge pays the annual premiums on two policies that supplement the company’s group long term disability plan. The aggregate annual premium paid for this additional insurance in 2009 was $4,388.

Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger

We assumed certain contractual obligations in place between Mr. Dunklebarger and Community Banks, Inc. These agreements are the Survivor Income Agreement, dated February 5, 1999, and the Amended and Restated Salary Continuation Agreement dated January 1, 2004, both between Mr. Dunklebarger and Community Banks, Inc.

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger. As a result of the merger with Community Banks, Inc., a Change in Control occurred under the Salary Continuation Agreement and Mr. Dunklebarger is entitled to certain change in control benefits in the full annual amount of $180,000. These change in control benefits commence following Mr. Dunklebarger’s normal retirement age (defined as age 62) and are paid in consecutive equal monthly installments on the first day of each month, beginning with the month following Mr. Dunklebarger’s normal retirement date and continuing for a total period of 20 years. In the event Mr. Dunklebarger is terminated for cause (as defined in the Salary Continuation Agreement) we shall have no obligation to pay his change in control benefits.

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary equal to the proceeds of a life insurance policy based upon Mr. Dunklebarger’s life, divided between us and the beneficiary. We are the owner of the policy and make all payments of premiums and hold all rights of ownership for the policy. In the event of Mr. Dunklebarger’s death, his beneficiary will receive the lesser of the following:

•	three times Mr. Dunklebarger’s base salary in effect for the year in which his death occurs; or

•	the amount by which the proceeds of the life insurance policy exceed the cash surrender value of the policy on the day before death.

The death benefit is increased by the projected federal tax rate for the year in which Mr. Dunklebarger dies. Further details concerning the Salary Continuation Agreement and the Survivor Income Agreement are described under the heading “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Compensation

Perquisites. We provide company cars to certain of our executive officers, including Messrs. Reuter, Dunklebarger and Quick, because they generally travel extensively for business. Mr. Francis receives a monthly automobile allowance, from Valley Forge, of $1,000. We also pay the travel expenses of our executive officers to conventions and seminars which are primarily business related. We pay these costs because they are primarily business related, although they may occasionally result in a personal benefit to the executive. The cost of these perquisites that, in the aggregate, exceeds $10,000 for each of our named executive officers, is disclosed in the Summary Compensation Table set forth below. For Mr. Dunklebarger, he receives the perquisites and other compensation pursuant to the terms of his employment agreement with us as described below.

Additional Benefits. Each of our named executive officers participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, Cash Balance Pension Plan, 401(k) Plan, Employee Stock Purchase Plan) on the same terms as all other employees.

Severance and Change in Control Arrangements

Employment Agreement Severance and Change in Control Provisions. In connection with our participation in the CPP, we are prohibited from making any golden parachute payments to our named executive officers and any of the next five most highly compensated employees while the U.S. Treasury holds an equity or debt position in Susquehanna. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. However, to comply with the applicable SEC executive compensation disclosure requirements, we disclose the severance and change in control arrangements applicable to Messrs. Reuter, Hostetter, Dunklebarger, Quick and Francis based on the terms set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments upon Termination or Change in Control.” The Compensation Committee approved the change in control provisions in these agreements because the committee desired to alleviate the financial hardships which may be experienced by the executives if their employment is terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of those executives to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions.

Miscellaneous Change in Control Provisions. Additionally, each of our equity compensation plans and executive life insurance program contain change in control provisions.

In the event of a change in control as defined under the 2005 Equity Compensation Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants; to the extent not exercised in connection with a transaction where Susquehanna is not the survivor, all vested options will terminate upon the closing of that change in control. In the event of a change in control as defined under the 1996 Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable. Individual employment agreements and grant letters may contain additional provisions regarding the impact of a change in control on outstanding equity incentives, as further described below under the heading “Potential Payments upon Termination or Change in Control.”

Under the executive life insurance program, the arrangement will generally terminate automatically if an officer terminates his or her employment prior to his or her normal retirement date (i.e., the earlier of the attainment of age 65 or the attainment of age 55 with 15 years of service). However, in the event of a termination prior to normal retirement age and within 12 months following a change in control, the arrangement will remain in effect until benefits are paid thereunder to the participant’s designated beneficiary.

ESPP Participation Requirement

The Compensation Committee approved stock ownership requirements for our corporate management team (which includes the named executive officers). Under this requirement, each member of our corporate management team must participate annually in the Employee Stock Purchase Plan through payroll deductions, in amounts not to exceed the maximum amount permitted under the Internal Revenue Code.

Stock Option Pricing and Timing

The Compensation Committee has no formal policy on the pricing or timing of stock option or restricted stock grants. Historically, the Compensation Committee makes such grants in the first quarter of each fiscal year. The exercise price is the closing price of the underlying common stock on the grant date. If an executive officer of Susquehanna or one of our subsidiaries is hired after the grant date, management may recommend to the Compensation Committee that the officer receive equity compensation. However, the Compensation Committee generally will not take action and will not grant any options or grants to that individual until the following year, when the Compensation Committee makes its annual determination on equity compensation for all executive officers.

Impact of Tax Deductibility on Equity Incentive Program

Section 162(m) of the Internal Revenue Code generally provides that a publicly held company such as Susquehanna may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Compensation attributable to options granted under our 2005 Equity Compensation Plan is expected to qualify for an exemption from the $1 million limit of Section 162(m). In connection with our participation in the CPP, however, we are subject to certain restrictions under the TARP Regulations, which modify the deduction limit under section 162(m) of the Code and reduce the annual exemption from $1 million to $500,000.

The Compensation Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of our executive compensation program. The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m). For example, the Compensation Committee chose to grant shares of restricted stock to some of our named executive officers in 2007 and 2008, notwithstanding the absence of a Section 162(m) exemption for such grants, because the Compensation Committee believes that such grants are a more effective retention device during all market cycles and have the added potential of reducing share dilution, relative to stock option awards.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Form 10-K for the fiscal year ended December 31, 2009. We hereby certify that we completed, within the 90-day period following the consummation of the company’s participation in the U.S. Department of Treasury’s Capital Purchase Program, the required review with Susquehanna’s Chief Risk Officer of the incentive compensation arrangements of our named executive officers (who are the same as our “senior executive officers” for purposes of the CPP) and have made reasonable efforts to ensure that such arrangements do not encourage them to take unnecessary or excessive risks that threaten the value of Susquehanna.

Susquehanna Bancshares, Inc. Compensation Committee:	Wayne E. Alter, Jr., Chairman
Anthony J. Agnone, Sr.
Bruce A. Hepburn
Michael A. Morello

Summary Compensation Table

The following table is a summary of the compensation for 2009, 2008 and 2007 earned by our named executive officers in 2009, 2008 and 2007:

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)		All Other Compensation(5)	Total
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)	2009 2008 2007	$750,000 742,308 693,000	$0 0 0		$146,500 130,920 145,560	$0 138,775 204,000	$287,001 304,595 223,823		$28,228 36,061 34,825	$1,211,729 1,352,659 1,301,208

Drew K. Hostetter Executive Vice President, Treasurer and Chief Financial Officer (“Principal Financial Officer”)	2009 2008 2007	$384,641 381,564 361,973	$0 0 0		$87,900 65,460 72,780	$0 69,388 102,000	$49,127 43,357 32,423		$11,502 12,044 9,788	$533,170 571,813 578,964

Eddie L. Dunklebarger President and Chief Operating Officer	2009 2008 2007	$500,000 500,000 57,692	$0 0 0		$87,900 0 0	$0 69,388 0	$123,766 459,473 1,126,423	(6)	$10,952 25,611 5,040,755	$722,618 1,054,472 6,224,870

Bernard A. Francis, Jr. Senior Vice President and Group Executive	2009 2008 2007	$325,000 321,154 296,157	$0 100,000 295,000	(7) (7)	$87,900 0 0	$0 13,878 20,400	$50,754 58,014 49,492		$36,759 33,985 33,863	$500,413 527,031 694,912

Michael M. Quick Executive Vice President and Chief Corporate Credit Officer	2009 2008 2007	$340,000 336,412 314,360	$0 0 0		$87,900 65,460 72,780	$0 69,388 102,000	$48,680 40,876 30,475		$11,502 12,044 9,788	$488,082 524,180 529,403

(1)	Includes salary deferred by the named executive officer under our Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with the plan.
(2)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718.
(3)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 16 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(4)	Except for the benefit under Mr. Dunklebarger’s Salary Continuation Agreement, amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit in our Cash Balance Plan and the SERP as described above in the “Compensation Discussion and Analysis” section.
(5)	Includes the following additional compensation:

Name	Year	401(k) Match	Restricted Share Dividend		Group Term Life	Employment Agreement Payments*		Perquisites**
William J. Reuter	2009 2008 2007	$9,800 6,900 6,750		$3,260 10,346 6,282	$72 70 70		— — —		$15,096 18,745 21,723
Drew K. Hostetter	2009 2008 2007	$9,800 6,900 6,750		$1,630 5,074 2,968	$72 70 70		— — —		— — —
Eddie L. Dunklebarger	2009 2008 2007	$9,800 6,900 1,731		— — —	$1,152 1,123 —	$	— — 5,039,024	$	— 17,588 —
Bernard A. Francis, Jr.	2009 2008 2007	$9,800 6,900 6,750	$	— 149 259	$936 913 831		— — —		$26,023 26,023 26,023
Michael M. Quick	2009 2008 2007	$9,800 6,900 6,750		$1,630 5,074 2,968	$72 70 70		— — —		— — —

*	This amount includes a $1,690,000 payment in consideration for the cancellation of Mr. Dunklebarger’s employment agreement with Community Banks, Inc., a $1,521,000 payment for his agreement to be bound by the restrictive covenants in his new employment agreement, $16,246 in interest payable at a rate of 4% per year for the period from the closing of the merger until the payment date of January 2, 2008, and a $1,811,778 parachute gross-up payment paid by Susquehanna in connection with the merger with Community Banks, Inc. Further details concerning these payments are discussed above in the “Compensation Discussion and Analysis” under the “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger” section.
**	Includes the following perquisites, which, in the aggregate, exceed $10,000 per annum:

Name	Year	Executive Suppl. LTD(a)	Executive Life Insurance Program(b)	Life Insurance(c)	Car(d)	Country Club(e)	Personal Expenses(f)
William J. Reuter	2009 2008 2007	$8,249 8,249 8,249	$2,822 2,548 2,835	— — —	$475 602 580	$2,497 2,298 1,176	$1,053 5,048 8,883

Eddie L. Dunklebarger	2009 2008 2007	— — —	— — —	— 303 —	— 4,507 —	— 11,028 —	— 1,750 —

Bernard A. Francis, Jr.	2009 2008 2007	$9,673 9,673 9,673	— — —	$4,350 4,350 4,350	$12,000 12,000 12,000	— — —	— — —

(a)	Includes the premiums paid for our Executive Supplemental Long-Term Disability plans, discussed above in the “Compensation Discussion and Analysis” section.
(b)	Includes the imputed income for our Executive Life Insurance Program, discussed above in the “Compensation Discussion and Analysis” section.
(c)	Includes the premiums paid for each of Messrs. Dunklebarger’s and Francis’s life insurance policy discussed above in the “Compensation Discussion and Analysis” section.
(d)	Includes the personal benefits associated with the use of a car paid for by Susquehanna in the case of each of Messrs. Reuter and Dunklebarger. In calculating these benefits, we took the annual cost of the car to the company (which included its insurance premiums, maintenance and repair and fuel costs) and multiplied it by the percentage of personal use claimed by the executive. Includes a $1,000-per-month car allowance in the case of Mr. Francis.
(e)	Includes the personal benefits associated with the use of country club memberships paid for by Susquehanna. In calculating this benefit, we took the annual cost of the applicable country club membership and multiplied it by the percentage of personal use claimed by the executive.
(f)	Includes the personal benefits associated with spousal attendance at business related conventions paid for by Susquehanna. In calculating this benefit, we took the total amount of the registration fee, travel, lodging and meals associated with the convention and multiplied it by 50% to derive the amount attributable to the spouse’s attendance at the convention.

(6)	This amount is the present value of Mr. Dunklebarger’s full annual retirement benefit under the Salary Continuation Agreement that we assumed in connection with the merger with Community Banks, Inc. discussed above in the section entitled “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger,” under the “Compensation Discussion and Analysis,” such amount being $1,122,497, plus the imputed income attributable to amounts contributed by Mr. Dunklebarger to the deferred compensation plan of Community Banks, Inc. that was merged into our Executive Deferred Income Plan, such amount being $3,926.
(7)	This bonus was earned by Mr. Francis under Valley Forge Asset Management Corp.’s bonus program, discussed above in the “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to our named executive officers during fiscal 2009:

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	All Other Option Awards; Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
William J. Reuter	12/22/09	25,000	0	N/A	$146,500
Drew K. Hostetter	12/22/09	15,000	0	N/A	87,900
Eddie L. Dunklebarger	12/22/09	15,000	0	N/A	87,900
Bernard A. Francis, Jr.	12/22/09	15,000	0	N/A	87,900
Michael M. Quick	12/22/09	15,000	0	N/A	87,900

(1)	The terms of each Restricted Stock Unit award are set forth in a Restricted Stock Unit Agreement between Susquehanna and each named executive officer (the “Agreement”). The Restricted Stock Units vest in full on the first to occur, subject to continued employment by or service to the company through the applicable date: (i) the second anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a change in control event; or (v) the date determined in accordance with certain terms and conditions set forth in the named executive officer’s employment agreement which may provide for certain accelerated vesting provisions. In order to comply with the TARP Regulations, shares that vest in accordance with the schedule set forth above will be issued on the later of (i) the applicable vesting date, or (ii) certain repayment dates defined in the Agreement and generally set forth below:

•	Shares with respect to 25% of the vested Stock Units will become issuable on the date as of which 25% of the TARP Funds have been repaid to the U.S. Treasury;

•	Shares with respect to an additional 25% of the vested Stock Units will become issuable on the date as of which 50% of the TARP Funds have been repaid to the U.S. Treasury;

•	Shares with respect to an additional 25% of the vested Stock Units will become issuable on the date as of which 75% of the TARP Funds have been repaid to the U.S. Treasury; and

•	Shares with respect to the remaining vested Stock Units will become issuable on the date as of which 100% of the TARP Funds have been repaid to the U.S. Treasury.

Pursuant to each Agreement, the holder of Restricted Stock Units will not have any shareholder rights, including voting or dividend rights, with respect to the shares subject to the Restricted Stock Unit until such shares are issued to the named executive officer. During the period of restriction, all dividends and other distributions paid on Susquehanna shares in cash, securities or other property will be credited to a special book account in the form of a phantom dividend equal to the dividend or distribution that would have been paid on the shares subject to the Restricted Stock Units had the shares been issued.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to our named executive officers that remain outstanding as of December 31, 2009. With respect to all option awards, all options have exercise prices that are significantly higher than $5.89, the closing price of our common stock on December 31, 2009, and therefore are considerably under water.

Name	Option Awards(1)				Stock Awards(2)(3)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
	Exercisable	Unexercisable
William J. Reuter	—	50,000	$21.82	2/27/2018	2,000	(2)	$11,780
	—	50,000	24.26	2/28/2017	4,000	(2)	23,560
	8,933	17,867	24.34	1/18/2016	25,000	(3)	147,250
	7,400	—	24.95	3/1/2015
	7,400	—	25.14	1/21/2014
	22,200	—	22.42	5/21/2013
	15,000	—	23.87	5/29/2012
	13,500	—	17.25	5/29/2011
	11,250	—	13.31	5/26/2010

Drew K. Hostetter	—	25,000	$21.82	2/27/2018	1,000	(2)	$5,890
	—	25,000	24.26	2/28/2017	2,000	(2)	11,780
	3,573	7,147	24.34	1/18/2016	15,000	(3)	88,350
	3,400	—	24.95	3/1/2015
	3,400	—	25.14	1/21/2014
	10,200	—	22.42	5/21/2013
	10,000	—	23.87	5/29/2012
	6,750	—	17.25	5/29/2011

Eddie L. Dunklebarger	—	25,000	$21.82	2/27/2018	15,000	(3)	$88,350

Bernard A. Francis, Jr.	—	5,000	$21.82	2/27/2018	15,000	(3)	$88,350
	—	5,000	24.26	2/28/2017
	1,340	2,680	24.34	1/18/2016
	1,200	—	24.95	3/1/2015
	500	—	25.14	1/21/2014
	1,500	—	22.42	5/21/2013
	1,500	—	23.87	5/29/2012
	1,500	—	17.25	5/29/2011
	1,500	—	13.31	5/26/2010

Michael M. Quick	—	25,000	$21.82	2/27/2018	1,000	(2)	$5,890
	—	25,000	24.26	2/28/2017	2,000	(2)	11,780
	3,573	7,147	24.34	1/18/2016	15,000	(3)	88,350
	3,400	—	24.95	3/1/2015
	3,400	—	25.14	1/21/2014
	10,200	—	22.42	5/21/2013
	5,000	—	23.87	5/29/2012
	6,750	—	17.25	5/29/2011

(1)	Option awards vest as follows:
a.	Grants with expiration dates of May 26, 2010; May 29, 2011; May 29, 2012; May 21, 2013; January 21, 2014; and March 1, 2015 are fully vested.
b.	All other grants vest one-third on the third anniversary of the date of grant, one-third on the fourth anniversary of the date of grant, and one-third on the fifth anniversary of the date of grant.

All Option Awards have a term of 10 years.

(2)	Restricted stock awards were issued on January 18, 2006; February 28, 2007; and February 27, 2008. The restricted stock awards vest one-third on the first anniversary of the date of award, one-third on the second anniversary of the date of award, and one-third on the third anniversary of the date of award. Dividends are paid during the restricted period on all restricted shares.
(3)	Restricted Stock Units were issued on December 22, 2009. For more details regarding the vesting and payment of the Restricted Stock Units, please refer to footnote 1 to the “Grants of Plan-Based Awards” table above.

Option Exercises and Stock Vested

No named executive officer exercised any options during fiscal 2009. The following table sets forth information concerning restricted stock grants to our named executive officers that vested during fiscal 2009:

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Reuter	4,759	$43,771
Drew K. Hostetter	2,303	$21,009
Eddie L. Dunklebarger	0	0
Bernard A. Francis, Jr.	114	$1,305
Michael M. Quick	2,303	$21,009

(1)	Represents the last one-third of restricted stock awards granted January 18, 2006, which vested on January 18, 2009. It also represents one-third of restricted stock awards granted February 28, 2007, which vested on February 28, 2009. It further represents the first one-third of restricted stock awards granted February 28, 2008, which vested February 28, 2009. The remaining shares will vest one-third on February 28, 2010.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to our named executive officers in 2009:

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
William J. Reuter	Cash Balance	37	$517,675	0
	SERP	37	1,504,386	0
Drew K. Hostetter	Cash Balance	15	$198,769	0
	SERP	15	98,806	0
Eddie L. Dunklebarger	Cash Balance	2	$27,299	0
	SERP	2	132,471	0
	Salary Continuation Agreement	N/A	1,545,966	0
Bernard A. Francis, Jr.	Cash Balance	10	$157,401	0
	SERP	10	189,576	0
Michael M. Quick	Cash Balance	13	$216,790	0
	SERP	13	54,067	0

(1)	The Cash Balance Pension Plan, the Supplemental Executive Retirement Plan, and the Salary Continuation Agreement are described above in the “Compensation Discussion and Analysis” section.
(2)	In addition to the years of credited service reported, Mr. Francis is credited with years of service for plan eligibility purposes earned prior to the date at which he became eligible to accrue benefits under the plans. Mr. Francis’s total years of eligibility service at December 31, 2009 is 18 years.
(3)	Present value of benefits for the Cash Balance Pension Plan and Supplemental Executive Retirement Plan were determined using a discount rate of 5.75%, the plan’s normal retirement age of 65, and the RP-2000 Combined Healthy Life Mortality Table for males projected to 2009. The valuation method and material assumptions applied in quantifying the present value of the current accrued benefit can be found in footnote 17 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For Mr. Dunklebarger’s Salary Continuation Agreement, a discount rate of 5.75% and the normal retirement age of 62 is used. No mortality is considered in valuing benefits under the Salary Continuation Agreement.

Non-qualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by our named executive officers in 2009:

Name	Executive Contribution in Last Fiscal Year(1)	Contributions by Susquehanna in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(3)
William J. Reuter(4)	$0	$0	$76,889		$0	$297,982
Drew K. Hostetter	$76,928	$0	$181,007		$0	$1,270,946
Eddie L. Dunklebarger	$100,000	$0	$187,859		$0	$726,351
Bernard A. Francis, Jr.(4)	$0	$0	$19	(5)	$343,855	$0
Michael M. Quick	$34,000	$0	$44,650		$0	$203,141

(1)	The amounts listed in this column were included in the 2009 salaries of the named executive officers in the Summary Compensation Table above.
(2)	Participants in our Executive Deferred Income Plan are permitted to choose how their account balances are invested from among a variety of investment alternatives designated by us. The amounts listed in this column reflect actual earnings on the investment alternatives selected by each executive.
(3)	The amounts listed in this column are entirely attributable to executive contributions and represent deferrals of salary and bonuses earned previously and disclosed in prior proxy statements (or, in the case of 2007, 2008 and 2009 contributions, disclosed in the Summary Compensation Table above). No portion of these amounts is attributable to Susquehanna’s contributions.
(4)	Participation in and contributions to this plan are voluntary. Messrs. Reuter and Francis opted not to participate in the plan in 2009.
(5)	Represents interest earned prior to Mr. Francis’ withdrawal of all funds.

Equity Compensation Plan Information

The following table sets forth information regarding our 2005 Equity Compensation Plan and 1996 Equity Compensation Plan, our only compensation plans under which equity securities are authorized for issuance, as of December 31, 2009:

Plan category(1)	Number of securities to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders:
2005 Equity Compensation Plan	1,633,760	21.07	1,712,353
1996 Equity Compensation Plan	829,061	21.61	0
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2009, the only such equity compensation plans remaining were the stock purchase options of Community Banks, Inc. (collectively, the “Community Option Plans”). A total of 20,850 shares of common stock were issuable upon exercise of options granted under the Community Option Plans. The weighted-average exercise price of all options outstanding under the Community Option Plans at December 31, 2009, was $18.28. We cannot grant additional awards under these assumed plans.

Potential Payments upon Termination or Change in Control

Although the following tables reflect compensation payable to our named executive officers upon certain terminations or a change in control, Susquehanna is prohibited, under the TARP Regulations, from making any golden parachute payments, which includes any payment to a named executive officer for departure from a company for any reason, except for payments for services performed or benefits accrued.

The following tables reflect the amount of compensation payable to each of the named executive officers upon: (i) an involuntary termination with “cause”; (ii) a voluntary resignation; (iii) a termination due to death; (iv) a termination due to disability; (v) retirement; (vi) a non-renewal of the employment term (applicable only as to Mr. Francis); (vii) an involuntary termination without “cause”; (viii) a resignation due to an “adverse change”; (ix) a voluntary termination without “cause” or resignation due to an “adverse change” following a change in control; and (x) a change in control with or without any termination of employment. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time the events described above actually occur.

As a condition of entering into the CPP and as a requirement of the U.S. Treasury’s investment in Susquehanna pursuant to the CPP, we adopted certain standards for executive compensation and corporate governance as set forth under Section 7001 of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and an interim final rule published in the Federal Register by the U.S. Treasury on June 15, 2009 (the “Final Rule”, collectively with ARRA, the “TARP Regulations”). To comply with our new compensation requirements, each of our named executive officers entered into a letter agreement on December 12, 2008 (the “Letter Agreement”) in which they agreed to amend their compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) as required to comply with the TARP Regulations. In general, these TARP Regulations:

•

prohibit paying or accruing any bonus, retention award, or incentive compensation, during the period the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP (the “Investment Period”);

•

prohibit making any “golden parachute payment” to our named executive officers and the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued;

•

require “clawbacks” of any bonus, retention award, or incentive compensation if payment is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria to our named executive officers and the next twenty most highly compensated employees; and

•	prohibit tax gross-up payments during the Investment Period to our named executive officers and the next twenty most highly compensated employees.

Additionally, to the extent any annual review as set forth under the “Risk Assessment” section of the “Compensation Discussion and Analysis” require revisions to the named executive officers’ Benefit Plans, each named executive officer has agreed that we are permitted to make any changes necessary and appropriate to comply with the TARP Regulations. Each named executive officer also executed a waiver in which they waived any claims against the U.S. Treasury and us for any changes to their compensation or benefits as required to comply with the TARP Regulations and acknowledging that the CPP may require further modification during the Investment Period.

The requirements set forth in the Letter Agreement only apply during the Investment Period. For purposes of the following tables, we have noted the extent to which the Letter Agreement may affect the potential payments upon termination or change in control if such events were to happen during the Investment Period.

William J. Reuter, Drew K. Hostetter and Michael M. Quick

Termination Without Cause or Resignation Due to an Adverse Change. Under the terms of their respective employment agreements, the executives may be terminated by us without “Cause” or may resign due to an “Adverse Change.”

The executive’s employment may be terminated by us with “Cause” upon occurrence of any of the following: (i) the executive’s personal dishonesty; (ii) the executive’s incompetence or willful misconduct; (iii) a breach by the executive of fiduciary duty involving personal profit; (iv) the executive’s intentional failure to perform stated duties; (v) the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (vi) the issuance of a final cease-and-desist order by a state or federal agency to the extent such cease-and-desist order requires the executive’s termination; or (vii) a material breach by the executive of any provision of his employment agreement.

The executive may terminate his employment due to an “Adverse Change” upon the occurrence of any of the following: (i) a significant change in the nature or scope of the executive’s duties or a material reduction in the executive’s authority, status or responsibility; (ii) an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond our geographic market area without the executive’s consent; (iii) a material reduction in the executive’s base compensation; (iv) any other material and willful breach by us of any other provision of the executive’s employment agreement; or (v) delivery of notice of our intent not to renew the executive’s employment agreement. However, none of the above events or conditions shall constitute an Adverse Change unless: (i) the executive provides us with a written objection to the event or condition within 60 days following the occurrence of the event or condition; (ii) we do not reverse or otherwise cure the event or condition within 30 days of receiving the written objection; and (iii) the executive actually resigns within 60 days following the expiration of the 30-day cure period.

Upon a termination of employment without Cause or due to an Adverse Change, each executive will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

bi-weekly payments for a period of one year in the case of Messrs. Hostetter and Quick, or two years in the case of Mr. Reuter, following termination of employment (in each case, such time period is hereinafter referred to as the “Severance Period”) equal to 1/26 of the “Average Annual Compensation,” defined as the average of the base compensation and annual bonuses received by the executive with respect to the three most recently completed calendar years;

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period; and

•	continued coverage and participation in our group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the Severance Period.

Mr. Reuter is bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment. Messrs. Hostetter and Quick are bound by substantially similar covenants for a period of one year following termination of employment.

Death, Disability or Retirement. In the event of the executive’s termination of employment due to death, disability or retirement, any unvested stock options or restricted stock shall immediately vest. In addition, in the event of the executive’s termination of employment due to retirement, the executive may exercise his stock options any time during the remaining term of the option, regardless of employment status.

Termination Following a Change in Control. In the event the executive’s employment is terminated without Cause or due to an Adverse Change following a Change in Control, the executive will be entitled to receive the same benefits described above under “Termination Without Cause or Resignation due to an Adverse Change,” except that in the case of Mr. Reuter, the Severance Period will be extended from two years to five years, and in the case of Messrs. Hostetter and Quick, the Severance Period will be extended from one year to three years.

In addition to the benefits described above, the executives will be entitled to the following:

•

an additional fully vested benefit under our Supplemental Executive Retirement Plan (“SERP”) equal to the difference between (A) the benefit that the executive would have accrued under all of our defined benefit pension plans, assuming (i) the executive remained continuously employed by us until the fifth anniversary, in the case of Mr. Reuter, or the third anniversary, in the case of Messrs. Hostetter and Quick, of the Change in Control, (ii) the executive’s compensation increased at a rate of 4% per year, and (iii) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to the executive under all of our defined benefit plans immediately prior to the Change in Control.

In order to receive any severance or termination payments or benefits described above, each executive is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

In the event that it is determined that any payment by us to or for the benefit of the executive would be a so-called “golden parachute payment” and, therefore, result in the imposition on the executive of an excise tax under Section 4999 of the Code, the executive shall receive a payment sufficient to place the executive in the same after-tax position as if no excise tax had been applicable (“Parachute Gross-Up Payment”). However, if the imposition of the excise tax could be avoided by the reduction of payments due to the executive by an amount of 10% or less, then the total of all such payments will be reduced to an amount $1.00 below the amount that would otherwise cause an excise tax to apply, and no Parachute Gross-Up Payment will be made.

In addition, upon a Change in Control, any incentive awards applicable to incentive program cycles in effect at the time of the Change in Control will become payable at target levels, without regard to whether the executive remains employed by us and without regard to performance during the remainder of those incentive program cycles.

The “Change in Control” provisions of the executive’s employment agreements will be triggered upon the first to occur of any of the following:

•	any person becoming a beneficial owner of 25% or more of either the then outstanding shares of our stock or the combined voting power of our outstanding securities;

•

if, during any 24-month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board;

•

the merger or consolidation of us with another corporation other than (A) a merger or consolidation which results in our voting securities outstanding immediately prior to such transaction continuing to represent at least 60% of the voting power of the voting securities of the surviving corporation, or (B) a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person becomes a beneficial owner of our securities representing 40% or more of either the then outstanding shares of our stock or the combined voting power of our outstanding securities; or

•	a liquidation, dissolution or sale of substantially all of our assets.

Upon a Change in Control, the length of the restricted covenant period described above will be extended from two years to five years in the case of Mr. Reuter and from one year to three years in the case of Messrs. Hostetter and Quick.

Assuming that the U.S. Treasury did not hold an equity or debt position in Susquehanna and one of the following events occurred on December 31, 2009, Mr. Reuter’s payments and benefits would have the estimated values reflected in the table below.

	Salary Continu- ation		Supple- mental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payments Under Executive Supple- mental LTD Program		Welfare Benefit Continu- ation		Payment of 2009 Target Cash Incentive Award		Value of Options Subject to Acceler- ation(1)	Value of Restricted Stock Subject to Acceler- ation(2)	Parachute Gross-up Payment
For Cause	—		$1,504,386	(3)	—		—		—		—		—		—
Voluntary Resignation (without Adverse Change)	—		1,504,386	(3)	—		—		—		—		—		—
Death	—		1,504,386	(3)	$1,450,000	(4)	—		—		—		—	$35,340	—
Disability	—		1,504,386	(3)	—		$543,765	(5)	—		—		—	35,340	—
Retirement	—		1,504,386	(3)	—		—		—		—		—	35,340	—
Without Cause or due to Adverse Change	$1,554,538	(6)	1,629,171	(7)	—		—		$38,136	(8)	—		—		—
Without Cause or due to Adverse Change after a Change in Control	3,886,347	(9)	1,846,915	(10)	—		—		95,317	(11)	—		—		—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	35,340	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 117,867 shares of common stock, based on the difference between the exercise price of the options and $5.89, the closing price of our common stock on December 31, 2009. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	This amount represents the value of unvested grants to receive an aggregate of 6,000 shares of common stock, based on $5.89, the closing price of our common stock on December 31, 2009. This amount does not include the value of the 25,000 Restricted Stock Units that were granted to Mr. Reuter on December 22, 2009 and that were structured to comply with the TARP Regulations and were not payable on December 31, 2009 as a result of the TARP Regulations.
(3)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2009.

(4)	This amount represents the death benefit payable to Mr. Reuter under our Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $1,500,000, reduced by (ii) the death benefit payable to Mr. Reuter under the life insurance program generally available to all of our employees, such amount being $50,000.
(5)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Reuter under our Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2009.
(6)	This amount is equal to two times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 25,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(7)	This amount represents the sum of: (i) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2009 including two additional years of service, such amount being $1,584,241; plus (ii) the present value of the benefit enhancement Mr. Reuter would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $44,930.
(8)	This amount represents our portion of the premium payments for 24 months of health, life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to five times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 25,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(10)	This amount represents the sum of: (i) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2009 including five additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $1,734,853; plus (ii) the present value of the benefit enhancement Mr. Reuter would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $112,062.
(11)	This amount represents our portion of the premium payments for 60 months of health, life, accidental death and dismemberment, and disability coverage.
(12)	Our parachute gross-up analysis includes an assumption that Mr. Reuter’s non-compete commitments have a fair market value equal to $2,400,000, an amount determined by an independent appraisal in 2004. While we have not commissioned an updated appraisal since that time, we believe that in light of our growth and the growth of Mr. Reuter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments. As long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.
(13)	No cash incentive awards were paid for the fiscal year ending December 31, 2009. As required by the TARP Regulations, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation to our named executive officers and at least the next ten most highly compensated employees.

Assuming that the U.S. Treasury did not hold an equity or debt position in Susquehanna and one of the following events occurred on December 31, 2009, Mr. Hostetter’s payments and benefits would have the estimated values reflected in the table below.

	Salary Continu- ation		Supple- mental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payments Under Executive Supplem- ental LTD Program		Welfare Benefit Continu- ation		Payment of 2009 Target Cash Incentive Award		Value of Options Subject to Acceler- ation(1)	Value of Restricted Stock Subject to Acceler- ation(2)	Parachute Gross-up Payment
For Cause	—		$98,806	(3)	—		—		—		—		—		—
Resignation (without Adverse Change)	—		98,806	(3)	—		—		—		—		—		—
Death	—		98,806	(3)	$719,282	(4)	—		—		—		—	$17,670	—
Disability	—		98,806	(3)	—		$581,267	(5)	—		—		—	17,670	—
Retirement	—		98,806	(3)	—		—		—		—		—	17,670	—
Without Cause or due to Adverse Change	$405,359	(6)	125,399	(7)	—		—		$10,128	(8)	—		—		—
Without Cause or due to Adverse Change after a Change in Control	1,216,078	(9)	182,864	(10)	—		—		30,370	(11)	—		—		—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	17,670	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 57,147 shares of common stock, based on the difference between the exercise price of the options and $5.89, the closing price of our common stock on December 31, 2009. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)

This amount represents the value of unvested grants to receive an aggregate of 3,000 shares of common stock, based on $5.89, the closing price of our common stock on December 31, 2009. This amount does not include the value of the 15,000 Restricted Stock Units that were granted to Mr. Hostetter on December 22, 2009 and that were structured to comply with the TARP Regulations and were not payable on December 31, 2009 as a result of the TARP Regulations.

(3)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2009.

(4)

This amount represents the death benefit payable to Mr. Hostetter under our Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $769,282, reduced by (ii) the death benefit payable to Mr. Hostetter under the life insurance program generally available to all of our employees, such amount being $50,000.

(5)

This amount represents the actuarial present value of the benefits that would become payable to Mr. Hostetter under our Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2009.

(6)

This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

(7)

This amount represents the sum of: (i) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2009 including one additional year of service, such amount being $108,074; plus (ii) the present value of the benefit enhancement Mr. Hostetter would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $17,325.

(8)	This amount represents our portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(10)	This amount represents the sum of: (i) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2009 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $131,368; plus (ii) the present value of the benefit enhancement Mr. Hostetter would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $51,496.
(11)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)	Our parachute gross-up analysis includes an assumption that Mr. Hostetter’s non-compete commitments have a fair market value equal to $900,000, an amount determined by an independent appraisal in 2004. While we have not commissioned an updated appraisal since that time, we believe that in light of our growth and the growth of Mr. Hostetter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments. As long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.
(13)	No cash incentive awards were paid for the fiscal year ending December 31, 2009. As required by the TARP Regulations, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation to our named executive officers and at least the next ten most highly compensated employees.

Assuming that the U.S. Treasury did not hold an equity or debt position in Susquehanna and one of the following events occurred on December 31, 2009, Mr. Quick’s payments and benefits would have the estimated values reflected in the table below.

	Salary Contin- uation		Supple- mental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payments Under Executive Supplem- ental LTD Program		Welfare Benefit Continu- ation		Payment of 2009 Target Cash Incentive Award		Value of Options Subject to Acceler- ation(1)	Value of Restricted Stock Subject to Acceler- ation(2)	Parachute Gross-up Payment
For Cause	—		$54,067	(3)	—		—		—		—		—		—
Resignation (without Adverse Change)	—		54,067	(3)	—		—		—		—		—		—
Death	—		54,067	(3)	$630,000	(4)	—		—		—		—	$17,670	—
Disability	—		54,067	(3)	—		—	(5)	—		—		—	17,670	—
Retirement	—		54,067	(3)	—		—		—		—		—	17,670	—
Without Cause or due to Adverse Change	$359,557	(6)	79,307	(7)	—		—		$9,432	(8)	—		—		—
Without Cause or due to Adverse Change after a Change in Control	1,078,672	(9)	134,366	(10)	—		—		28,309	(11)	—		—		—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	17,670	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 57,147 shares of common stock, based on the difference between the exercise price of the options and $5.89, the closing price of our common stock on December 31, 2009. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	This amount represents the value of unvested grants to receive an aggregate of 3,000 shares of common stock, based on $5.89, the closing price of our common stock on December 31, 2009. This amount does not include the value of the 15,000 Restricted Stock Units that were granted to Mr. Quick on December 22, 2009 and that were structured to comply with the TARP Regulations and would not be payable on December 31, 2009 as a result of the TARP Regulations.
(3)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2009.
(4)	This amount represents the death benefit payable to Mr. Quick under our Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $680,000, reduced by (ii) the death benefit payable to Mr. Quick under the life insurance program generally available to all of our employees, such amount being $50,000.

(5)	Mr. Quick does not participate in our Executive Supplemental LTD Program as of December 31, 2009.
(6)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(7)	This amount represents the sum of: (i) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2009 including one additional year of service, such amount being $60,583; plus (ii) the present value of the benefit enhancement Mr. Quick would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $18,724.
(8)	This amount represents our portion of the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2007–2009). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(10)	This amount represents the sum of: (i) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2009 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $78,714; plus (ii) the present value of the benefit enhancement Mr. Quick would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $55,652.
(11)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)	Our parachute gross-up analysis includes an assumption that Mr. Quick’s non-compete commitments have a fair market value equal to $900,000, an amount determined by an independent appraisal in 2004. While we have not commissioned an updated appraisal since that time, we believe that in light of our growth and the growth of Mr. Quick’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments. As long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.
(13)	No cash incentive awards were paid for the fiscal year ending December 31, 2009. As required by the TARP Regulations, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation to our named executive officers and at least the next ten most highly compensated employees.

Eddie L. Dunklebarger

Termination Without Cause or Resignation Due to an Adverse Change. Mr. Dunklebarger’s employment may be terminated by us at any time without Cause or he may resign due to an Adverse Change, each defined substantially as described above with respect to Messrs. Reuter, Hostetter and Quick. Under either circumstance, Mr. Dunklebarger will be entitled to receive the following payments and/or benefits:

•	a $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement;

•

bi-weekly compensation continuation payments for a period equal to the remainder of the term of employment in effect at the time of termination, equal to 1/26 of the “Base Salary,” currently defined as $500,000;

•

if applicable, the benefit accrued under all defined benefit plans, taking into account the $169,000 holdback payment as compensation for purposes of the applicable plan and increasing his years of benefit service under the applicable plan by one year;

•

continued coverage under our applicable health plan for Mr. Dunklebarger, his spouse and eligible dependents for a period of 18 months following termination of employment, subject to the requirement that Mr. Dunklebarger remit the employee portion of the premium cost associated with the coverage;

•

a lump-sum payment in an amount equal to 100% of the premium costs of COBRA continuation coverage for Mr. Dunklebarger, his spouse and eligible dependents, for a period commencing on the first day after the 18-month period and continuing until his attainment of age 65 (or the date Mr. Dunklebarger would have attained age 65 if he dies prior), at the COBRA rate in effect as of the expiration of the 18-month period and assuming a 10% increase in the amount of such COBRA coverage for the period (for purposes of this payment, dependents will only be taken into account until the earlier of the date they cease to be a dependent or Mr. Dunklebarger’s attainment of age 65);

•	a lump sum payment in an amount equal to 150% of our actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for the three-year period following the termination; and

•	payment for all accrued but unused vacation days.

Mr. Dunklebarger is bound by certain non-competition and non-solicitation covenants which extend for a period of three years following termination of employment.

Termination Due to Death, Disability, Retirement or Cause. In the event Mr. Dunklebarger terminates employment due to death, disability, retirement, or Cause, he will receive payment for his accrued and unpaid Base Salary through the date of the termination and, except in the case of his death, the continued health plan and COBRA coverage described above. In addition, except in the event of termination for Cause, we will pay Mr. Dunklebarger the $169,000 holdback payment.

Termination Following a Change in Control. In the event Mr. Dunklebarger’s employment is terminated without Cause or due to an Adverse Change following a Change in Control, in addition to the benefits described above, Mr. Dunklebarger will be entitled to the following:

•

payment of an amount equal to three times his Average Annual Compensation (defined substantially as described above with respect to Messrs. Reuter, Hostetter and Quick), payable in regular payroll installments over the three-year period following his termination; and

•

an additional benefit under the SERP defined substantially as described above with respect to Messrs. Hostetter and Quick assuming Mr. Dunklebarger remained continuously employed by us until the third anniversary of the Change in Control.

In order to receive any severance or termination payments or benefits described above, Mr. Dunklebarger is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Mr. Dunklebarger, as applicable, will receive a Parachute Gross-Up Payment which is defined substantially as described above with respect to Messrs. Reuter, Hostetter and Quick. In addition, upon a Change in Control, any incentive awards applicable to incentive program cycles in effect at the time of the Change in Control will become fully vested and payable at target levels, without regard to whether Mr. Dunklebarger remains employed by us and without regard to performance during the remainder of those incentive program cycles. However, as long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.

The “Change in Control” provisions of Mr. Dunklebarger’s employment agreements will be triggered upon the same events as described above with respect to Messrs. Reuter, Hostetter and Quick.

Salary Continuation Agreement

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a Change in Control occurred under the Salary Continuation Agreement and Mr. Dunklebarger is entitled to the full annual retirement benefit of $180,000, paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. In the event Mr. Dunklebarger dies while employed with us, he will be entitled to have the full annual retirement benefit paid to his beneficiary in consecutive equal monthly installments for a total period of 20 years. In the event Mr. Dunklebarger dies after we have begun to make payments under the Salary Continuation Agreement, his beneficiary will receive the remaining benefits at the same time and in the same manner as they would have been paid had Mr. Dunklebarger survived.

If Mr. Dunklebarger dies after termination of employment but prior to the commencement of benefit payments, his beneficiary will receive benefit payments in the same amount and in the same manner as they would have been paid had Mr. Dunklebarger survived. In the event we terminate Mr. Dunklebarger for cause he will receive no benefits under the Salary Continuation Agreement.

Survivor Income Agreement

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a Change in Control occurred, and therefore, pursuant to the terms of the Survivor Income Agreement, we have agreed to maintain the Salary Continuation Agreement. If Mr. Dunklebarger voluntarily terminates his employment after reaching age 65 and completion of 10 years of service, or terminates his employment due to a Change in Control, the Survivor Income Agreement will automatically convert to a split-dollar insurance agreement, unless Mr. Dunklebarger elects otherwise, in which case Mr. Dunklebarger and his beneficiary will retain the rights to the proceeds of the policy as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

Assuming that the U.S. Treasury did not hold an equity or debt position in Susquehanna and one of the following events occurred on December 31, 2009, Mr. Dunklebarger’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Salary Continuation Agreement(1)	Survivor Income Agreement(2)	Group Term Life Insurance Payment		Supple- mental Executive Retirement Plan Benefit(3)		Welfare Benefit Continuation		Value of Options Subject to Accele- ration(4)	Value of Restricted Stock Subject to Accele- ration(5)	Parachute Gross-up Payment(6)
For Cause	—		—	—	—		$132,471	(3)	—		—	—	—
Resignation (without Adverse Change)	$169,000	(7)	$1,545,966	—	—		132,471	(3)	—		—	—	—
Death	169,000	(7)	1,545,966	$433,477	—		132,471	(3)	—		—	—	—
Disability	169,000	(7)	1,545,966	—	—		132,471	(3)	—		—	—	—
Retirement	169,000	(7)	1,545,966	—	—		132,471	(3)	—		—	—	—
Without Cause or due to Adverse Change	756,900	(8)	1,545,966	—	$5,184	(9)	168,225	(10)	$205,062	(11)	—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,756,900	(12)	1,545,966	—	5,184	(9)	224,181	(13)	205,062	(11)	—	—	—
Change in Control (with or without termination)	169,000	(7)	1,545,966	—	—		—		—		—	—	—

(1)	Mr. Dunklebarger is entitled to this full annual retirement benefit of $180,000 paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. This amount represents the present value of Mr. Dunklebarger’s full annual retirement benefits using a discount rate of 5.75%.
(2)	This amount is the value of the benefits as of December 31, 2009 under the Survivor Income Agreement that we assumed in connection with the merger with Community Banks, Inc.
(3)	This amount represents the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2009.
(4)	This amount represents the value of unvested stock options to purchase an aggregate of 25,000 shares of common stock, based on the difference between the exercise price of the options and $5.89, the closing price of our common stock on December 31, 2009. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(5)	Mr. Dunklebarger owns no restricted shares of common stock as of December 31, 2009. Mr. Dunklebarger was granted 15,000 Restricted Stock Units on December 22, 2009 that were structured to comply with the TARP Regulations and would not be payable on December 31, 2009 as a result of the TARP Regulations.
(6)

Our parachute gross-up analysis does not include an assumption of value for Mr. Dunklebarger’s non-compete commitments because as of December 31, 2009 no independent appraisal has been conducted. As long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.

(7)	This amount is the $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement.
(8)	This amount is equal to the bi-weekly compensation continuation payments equal to 1/26 of Mr. Dunklebarger’s base salary, plus the holdback payment in the amount of $169,000. For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(9)	This amount represents an amount equal to 150% of our actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for a three-year period.
(10)	This amount represents the sum of: (i) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2009 including one additional year of service, such amount being $155,131; plus (ii) the present value of the benefit enhancement Mr. Dunklebarger would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $13,094.
(11)	This amount represents our portion of the premium payments for 18 months of health coverage for Mr. Dunklebarger, his spouse and his dependents, such amount being $14,145, plus a lump-sum payment in an amount equal to 100% of the premium costs for COBRA continuation coverage for a period commencing on the first day after the 18-month period and continuing until Mr. Dunklebarger reaches age 65, such amount being $190,917.
(12)	This amount is equal to three times Mr. Dunklebarger’s current salary, plus the holdback payment in the amount of $169,000. For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(13)	This amount represents the sum of: (i) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2009 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, such amount being $180,959; plus (ii) the present value of the benefit enhancement Mr. Dunklebarger would accrue under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $43,222.

Bernard A. Francis, Jr.

Termination Without Cause. Mr. Francis’ employment with us may be terminated by us at any time without Cause, which is defined substantially as described above with respect to the other executive officers. In such event, Mr. Francis shall be entitled to the following payments and/or benefits:

•

a lump-sum payment in an amount equal to Mr. Francis’s rate of “total compensation” (i.e., his base salary and annual bonus opportunity) in effect prior to any reduction which led to the termination, times the number of months otherwise remaining in the term of his employment agreement (Mr. Francis’s employment agreement contains an evergreen renewal provision that generally results in the remaining term of his employment agreement at any given time being at least 26 but not more than 38 months);

•	the pension benefits he would have accrued had he remained employed by us for the remainder of the term of his employment agreement; and

•

continued coverage and participation in our group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the remainder of the term of his employment agreement.

Resignation (with Non-Compete Payments). In the event that Mr. Francis resigns his employment with us and we elect to make non-compete payments to Mr. Francis, then we will make monthly payments to Mr. Francis for a period not to exceed 12 months following the date of his termination, with each monthly payment equal to 1/12 of Mr. Francis’s base salary and bonus for the 12-month period immediately prior to the date of his termination; provided, however, that the non-compete payments shall be reduced by any payments of salary, bonus or similar payments received by Mr. Francis from any new employment that relates to the time periods for which the non-compete payments are made. We may elect to stop making non-compete payments to Mr. Francis at any time during the 12-month period.

Disability. If Mr. Francis becomes and continues to be permanently disabled, then Mr. Francis shall be entitled to:

•	payment of base salary for a period of not less than six months following the commencement of such permanent disability;

•

continued coverage and participation in our group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for a period of not less than six months following the commencement of such permanent disability; and

•	accelerated vesting of unvested stock options and restricted stock.

Death or Retirement. In the event of Mr. Francis’s termination of employment due to death or retirement, any unvested stock options or restricted stock shall immediately vest. In addition, in the event of Mr. Francis’s termination of employment due to retirement, he may exercise his stock options any time during the full term of the option, regardless of employment status.

Non-Renewal. We may elect not to renew the term of Mr. Francis’s employment. In the event that we elect not to renew the term of Mr. Francis’s employment and, as a result, Mr. Francis elects to resign, then Mr. Francis may be required to continue to perform his duties under his employment agreement for a period of up to three months. Additionally, we may elect, at our discretion, to require Mr. Francis to remain reasonably available to us for advice and consultation, for up to an additional nine months. In the event that we request Mr. Francis to remain available for advice and consultation, he will be entitled to all salary, bonus and benefits he would otherwise be entitled to receive for a commensurate period (reduced by any amounts he earns from other employment during that period). In the absence of our election of the advice and consultation period, Mr. Francis will not be entitled to any further salary, bonus or benefits by virtue of his resignation.

Change in Control. Mr. Francis may elect to resign his employment with the company if, within the 12-month period following a Change in Control, there occurs an “Adverse Change” (defined substantially as described above with respect to the other executive officers) in his circumstances.

In the event Mr. Francis terminates his employment under such circumstances, then Mr. Francis will be entitled to receive the same payments as described above in connection with a Termination without Cause. In addition, we may elect to bind Mr. Francis to a non-compete restriction by making payments to him, on the same basis as described under the heading “Resignation (with Non-Compete Payments)” for a period not to exceed the then remaining term of his employment agreement.

A Change in Control shall be deemed to have occurred upon the happening of any one or more of the following occurrences if, prior thereto, such occurrence has not received the approval of a majority of the disinterested members of the Board of Directors of Valley Forge and/or the Board:

•	a liquidation, dissolution or sale of substantially all the assets of Valley Forge and/or our assets;

•

any person becoming a beneficial owner of securities of Valley Forge and/or our securities representing more than 20% of the common stock of Valley Forge and/or our common stock or the combined voting power of Valley Forge’s and/or our then outstanding securities;

•

at least a majority of the Board of Valley Forge and/or the Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

•	Valley Forge and/or we merge or consolidate with another corporation, and is/are not the surviving corporation.

Non-Solicitation. Additionally, Mr. Francis is bound by a non-solicitation covenant for a period of two years following any termination of his employment.

Parachute Gross-Up Payment. Pursuant to the February 26, 2007 amendment to Mr. Francis’s employment agreement, Mr. Francis will be entitled to a Parachute Gross-Up Payment on the same terms as described above for the other executive officers. As long as the U.S. Treasury holds an equity or debt position in Susquehanna pursuant to the CPP, we are not permitted to make any golden parachute payments to our named executive officers and any of the next five most highly compensated employees. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.

Assuming that the U.S. Treasury did not hold an equity or debt position in Susquehanna and one of the following events occurred on December 31, 2009, Mr. Francis’s payments and benefits would have the estimated values reflected in the table below.

	Severance / Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment under Executive Life Insurance Program		Payments under Executive Supplemental LTD Program		Welfare Benefit Continuation		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		$189,576	(3)	—		—		—		—	—	—
Resignation	—	(4)	189,576	(3)	—		—		—		—	—	—
Death	—		189,576	(3)	$750,000	(5)	—		—		—	—	—
Disability			189,576	(3)	—		$307,388	(6)	$12,570	(7)	—	—	—
Retirement	—		189,576	(3)	—		—		—		—	—	—
Non-Renewal	—	(8)	189,576	(3)	—		—		—	(9)	—	—	—
Without Cause	$1,238,700	(10)	260,968	(11)	—		—		75,434	(12)	—	—	—
Without Cause after a Change in Control	1,238,700	(10)	260,968	(11)	—		—		75,434	(12)	—	—	—	(13)
Due to Adverse Change after a Change in Control	1,238,700	(14)(10)	260,968	(11)	—		—		75,434	(12)	—	—	—	(13)
Change in Control (with or without termination)	—		—		—		—		—		—	—	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 12,680 shares of common stock, based on the difference between the exercise price of the options and $5.89, the closing price of our common stock on December 31, 2009. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Mr. Francis owns no restricted shares of common stock as of December 31, 2009. Mr. Francis was granted 15,000 Restricted Stock Units on December 22, 2009 that were structured to comply with the TARP Regulations and would not be payable on December 31, 2009 as a result of the TARP Regulations.
(3)	This amount represents the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2009.
(4)	Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, we may elect to purchase a non-compete commitment from him for a period not to exceed 12 months at a cost equal to his monthly total compensation of $34,408 (reduced by any amounts he earns from other employment during that month).
(5)	This amount represents the term life insurance proceeds payable upon the death of Mr. Francis under the life insurance policy provided by Valley Forge.
(6)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Francis under the supplemental long-term disability policy provided by Valley Forge in the event of his termination due to disability on December 31, 2009.
(7)	This amount represents our portion of the premium payments for 6 months of health, life, accidental death and dismemberment, and disability coverage.
(8)	Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, we may elect to require Mr. Francis to remain reasonably available to us to provide advice and consultation for a period not to exceed 9 months at a monthly cost equal to his total compensation of $34,408 (reduced by any amounts he earns from other employment during that month).
(9)	Mr. Francis has no entitlement to welfare benefit continuation under this circumstance; however, as described above, in the event we elect to require Mr. Francis to remain reasonably available to us to provide advice and consultation, Mr. Francis is entitled to continue to receive health, life, accidental death and dismemberment, and disability coverage for the advice and consultation period, at an estimated monthly cost to us of $2,095.
(10)	This amount is equal to three times Mr. Francis’s rate of base salary and annual bonus opportunity in effect prior to termination. For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.
(11)	This amount represents the sum of: (i) the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2009 including three additional years of service, such amount being $209,205; plus (ii) the present value of the benefit enhancement Mr. Francis would have accrued under our Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $51,763.
(12)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	This amount assumes that the fair market value of any non-compete commitment by Mr. Francis is at least equal to the sum of the payments made in exchange for that commitment under his employment agreement. This amount also gives effect to the February 26, 2007 amendment to Mr. Francis’s employment agreement, which provides that in the event the imposition of the excise tax under Section 4999 of the Code could be avoided by the reduction of payments due to Mr. Francis by an amount of 10% or less, then the total of all such payments will be reduced to an amount $1.00 below the amount that would otherwise cause an excise tax to apply and no Parachute Gross-up Payment will be made.
(14)	This amount represents $1,238,700 as a severance payment. In addition (and as described above), we may elect, in our discretion, to purchase a non-compete commitment from him at a monthly cost equal to his monthly total compensation of $34,408 (reduced by any amounts he earns from other employment during that month) for a period not to exceed 36 months. For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

For All Named Executive Officers

Effect of Change in Control on Unvested Equity Awards. For each named executive officer, the occurrence of a Change In Control (as defined in the applicable equity plans) will cause the vesting of all otherwise unvested options and restricted stock to fully accelerate.

Death or Disability. In addition to the individual entitlements described above, upon death, Messrs. Reuter, Hostetter and Quick would be entitled to benefits under our Executive Life Insurance Program. Mr. Francis would be entitled to benefits under a separate life insurance program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under a separate term life insurance program. Additionally, upon disability, each of Messrs. Reuter, Hostetter and Francis would be entitled to benefits under our Supplemental LTD Program. Mr. Francis would be entitled to benefits under a separate disability program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under his Survivor Income Agreement. Each of these programs is discussed more fully above in the “Compensation Discussion and Analysis” section.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of forms that we have received, and written representations from certain reporting persons that they were not required to file Form 5s relating to our stock, we believe that in 2009, other than Guy W. Miller, Jr. and James G. Pierné who each had one inadvertent late filing on Form 4, all filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934 relating to our officers, directors and principal shareholders were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Policies Regarding Related Person Transactions

We have adopted a written statement of policy (the “Policy”) with respect to Related Person Transactions, which is administered by our Audit Committee. Under the Policy, a “Related Person Transaction” is any transaction between Susquehanna or any of our subsidiaries and a Related Person not including any transactions available to all employees generally, transactions related solely to executive compensation (which require approval by the Compensation Committee), transactions involving less than $5,000 when aggregated with all similar transactions, or transactions that have received pre-approval by the Audit Committee as described below. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent (5%) of our stock or any controlled affiliate of such shareholder, any immediate family member of any of our executive officers or directors, and any entity in which any of the foregoing has a substantial ownership interest or control.

Pursuant to the Policy, a Related Person Transaction may only be consummated or may only continue if:

•

the Audit Committee approves or ratifies such transaction in accordance with the Policy, and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board; and

•	the transaction, if it involves compensation, is also approved by our Compensation Committee.

Transactions with Related Persons, though not classified as Related Person Transactions by the Policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Certain Types of Transactions Pre-Approved by the Audit Committee

We are a diversified financial services institution that offers a variety of financial products to the public through our subsidiaries. Our Audit Committee has determined that offering such financial products to our Related Persons is beneficial and therefore has pre-approved the entrance by our subsidiaries into certain depository, loan, trust, lease, broker/dealer and investment advisory, insurance and risk management relationships with Related Person; provided that: (i) the terms and conditions of any transaction must be substantially similar to those made available to the general public or any of our other employees; and (ii) the transaction is one that the subsidiary would typically enter into as part of its ordinary business.

In addition to the pre-approval of transactions involving financial products we provide as part of our business, our Audit Committee also pre-approved: (i) any compensation, work-related reimbursement or benefits paid or provided to any of our employees or any of their affiliates who is a Related Person that is within our normal pay scale and which complies with our policies and procedures applicable to such compensation and benefits; (ii) any economic relationship between any of our directors (including his or her affiliated interests) and us or one of our subsidiaries that meets the de minimus exception set forth in Section IV.B.2 of our Code of Ethics; (iii) any legal representation provided by a law firm of which a member of our or an affiliate’s Board of Directors is a member or partner, provided (a) the legal representation is provided in connection with matters arising in the ordinary course of our subsidiary’s business; (b) the fees charged to us or our subsidiary do not exceed any fees that such law firm would charge to other similarly situated clients with which no member or partner of such law firm is affiliated; and (c) that without the prior approval of the Audit Committee, the total amount paid to such law firm by us or our subsidiaries does not exceed $120,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time); and (iv) any contributions made to any charitable organizations, provided such contributions (a) are made in accordance with our policies and procedures regarding the same; and (b) do not exceed $100,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time).

Though the foregoing types of transactions have been pre-approved by our Audit Committee and therefore may be entered into without review as set forth in the Policy, all transactions entered into with Related Persons are subject to disclosure if required by the applicable securities laws, rules and regulations.

Related Person Transactions for 2009

Certain of our directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), entered into depository, trust, lease, broker/dealer and investment advisory, insurance and risk management services (“financial services arrangements”) with our subsidiaries. In accordance with our pre-approval policy described above, the terms and conditions of these transactions were substantially similar to those made available to the general public or any of our other employees, and were the types of transactions that our subsidiaries typically enter into as part of their ordinary business. At December 31, 2009, all of our directors and executive officers, either directly or indirectly, had one or more financial services arrangements with at least one of our subsidiaries.

Certain of our directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were also indebted to our banking subsidiary. In accordance with our pre-approval policy, all of these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the company, and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2009, Messrs. Alter, DeSoto, Miller, Rose, Ulsh and Wiest and Ms. Piersol either directly or indirectly each had outstanding loans (in excess of $120,000). The total aggregate amount outstanding for these loans as of December 31, 2009 was $51,750,000. Each of these loans is performing in accordance with its terms.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for the fiscal year ending December 31, 2010. PwC has audited our financial statements since 1982.

The Audit Committee of the Board expects to appoint PwC as the independent auditors of Susquehanna and our subsidiaries for the year ending December 31, 2010. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the Annual Meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Susquehanna and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of Susquehanna’s common stock present in person or represented by proxy at the Annual Meeting is necessary for ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

INDEPENDENT ACCOUNTANTS

We engaged PricewaterhouseCoopers LLP (“PwC”), independent accountants, to audit our financial statements for the fiscal year ended December 31, 2009. We expect to engage PwC as our independent public accountants for the year 2010, subject to review and approval by the Audit Committee. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our shareholders.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholder proposals for the 2011 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than November 26, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 Annual Meeting.

ANNUAL REPORT ON FORM 10-K

Upon written request to our Corporate Secretary at the address set forth at the top of page 1, we will furnish, without charge to any shareholder whose proxy is solicited hereby, a copy of our Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto. You may access electronic copies of our Annual Report on the Internet by visiting our website at www.susquehanna.net, or by visiting the Securities and Exchange Commission’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage
Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees:
01 Anthony J. Agnone, Sr. 02 Wayne E. Alter, Jr. 03 Bruce A. Hepburn 04 Donald L. Hoffman 05 Scott J. Newkam 06 Christine Sears 07 James A. Ulsh 08 Roger V. Wiest, Sr.
The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2.	Approve, in an advisory vote, Susquehanna’s executive compensation.						☐	☐	☐
3.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2010.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature [Joint Owners]	Date

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 7, 2010 - 10:00 A.M. ET

The Hershey Lodge and Convention Center

Great American Hall

325 University Drive

Hershey, PA 17033

www.hersheylodge.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 7, 2010 10:00 AM ET

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Samuel G. Reel, Jr. and Thomas R. Diehl, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of SUSQUEHANNA BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM ET, on May 7, 2010, at The Hershey Lodge and Convention Center, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth on the reverse side. The Custodian shall mark the proxy as I specify. If no direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side